UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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QEP RESOURCES, INC.

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QEP Resources, Inc.
1050 17th Street, Suite 500
Denver, Colorado 80265

April 3, 2014

To Our Shareholders:

The Annual Meeting of Shareholders of QEP Resources, Inc. will be held on May 13, 2014, at 8:00 a.m. (Mountain Daylight Time), at the Company's offices, 1050 17th Street, Denver, Colorado 80265.

The Corporate Secretary’s formal notice of the meeting and the proxy statement appear on the following pages and provide information concerning the matters to be considered at the Annual Meeting.

Your vote is important. You may attend and vote at the Annual Meeting. However, I urge you to vote whether or not you are able to attend the Annual Meeting. You may vote by Internet or by telephone using the instructions in the Notice of Internet Availability of Proxy Materials, or if you received a paper copy of the proxy card, by signing and returning it in the envelope provided.

All of the public documents, including our 2013 Annual Report on Form 10-K, are available in the Investor Relations section of our website at www.qepres.com. The Annual Report does not form any part of the material for solicitation of proxies. I also encourage you to visit our website during the year for more information about QEP.

I hope you will attend the Annual Meeting; I welcome the opportunity to meet with you. On behalf of the Board of Directors and management, I would like to express our appreciation for your continued support.

Sincerely,

Charles B. Stanley
Chairman of the Board, President
and Chief Executive Officer

QEP Resources, Inc.
1050 17th Street, Suite 500
Denver, Colorado 80265

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 13, 2014

To the Shareholders of QEP Resources, Inc.:

The Annual Meeting of Shareholders of QEP Resources, Inc., a Delaware corporation (QEP or the Company), will be held on May 13, 2014, at 8:00 a.m. (Mountain Daylight Time), at the Company's offices at 1050 17th Street, Denver, Colorado 80265. The purpose of the meeting is to:

1.	Elect three directors to serve three-year terms until the 2017 Annual Meeting of Shareholders, and until their successors are duly elected and qualified;

2.	Approve, by non-binding advisory vote, the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement;

3.	Ratify the appointment of PricewaterhouseCoopers LLP (PwC) as the Company’s independent auditor;

4.	Vote on an advisory shareholder proposal regarding declassification of the Board of Directors; and

5.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only holders of common stock at the close of business on March 24, 2014, the record date, may vote at the Annual Meeting or any adjournment or postponement thereof. You may revoke your proxy at any time before it is voted. If you have shares registered in the name of a broker, bank or other nominee and plan to attend the meeting, please obtain a letter, account statement, or other evidence of your beneficial ownership of shares to facilitate your admittance to the meeting, and, if you plan to vote at the meeting, you will need to present a valid proxy from the nominee that holds your shares. This proxy statement is being provided to shareholders on or about April 3, 2014.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy card. Voting via the Internet, by phone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions you received regarding each of these voting options. Voting over the Internet or by telephone is fast and convenient, and your vote is immediately tabulated. By using the Internet or telephone, you help reduce the Company’s cost of postage and proxy tabulations.

By Order of the
Board of Directors

Abigail L. Jones
Corporate Secretary

Denver, Colorado
April 3, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 13, 2014: The proxy statement and annual report are available online at www.qepres.com.

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QEP RESOURCES, INC.

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 13, 2014

GENERAL INFORMATION

The Board of Directors (the Board) of QEP Resources, Inc. (the Company or QEP) is soliciting proxies for use at the Annual Meeting of Shareholders (the Annual Meeting) to be held on May 13, 2014, beginning at 8:00 a.m. (Mountain Daylight Time), at the QEP offices, 1050 17th Street, Second Floor, Denver, Colorado 80265, and any postponement or adjournment thereof. This proxy statement and the accompanying Notice of Annual Meeting include information related to the Annual Meeting. Distribution of these proxy solicitation materials is scheduled to begin on or about April 3, 2014. The following information will help you to understand the voting process.

Proxy Materials
In accordance with rules promulgated by the Securities and Exchange Commission (SEC), we may furnish proxy materials, including this proxy statement and our Annual Report to Shareholders, by providing access to these documents on the Internet instead of mailing a printed copy of those materials to shareholders. Most shareholders have received a Notice of Internet Availability of Proxy Materials (the Notice), which provides instructions for accessing our proxy materials on a website or for requesting copies of the proxy materials by mail or e-mail. If you would like to receive an e-mail or paper copy of the proxy materials for the Annual Meeting and for all future meetings, you should follow the instructions for requesting such materials included in the Notice.

Entitlement to Vote
Shareholders who owned shares as of the close of business on March 24, 2014, the record date, may vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of QEP common stock held on that date.

Voting Items
In accordance with our Bylaws, the Board has previously determined that the Board of Directors (the Board) should consist of 10 members. This year, Robert F. Heinemann, Robert E. McKee, III, and David A. Trice will run for election to three-year terms. You will also vote on compensation of the Company’s named executive officers (on an advisory basis), the ratification of the appointment of PricewaterhouseCoopers (PwC) as the Company’s independent registered public accounting firm, and an advisory shareholder proposal regarding declassification of the Board.

Board Voting Recommendations
The Board recommends that shareholders vote as follows on the proposals:

1.	FOR the approval of the nominees for director named in this proxy statement;

2.	FOR the approval, by non-binding advisory vote, of the compensation of the Company’s named executive officers;

3.	FOR the ratification of PwC as the Company’s independent registered public accounting firm; and

4.	FOR the approval by non-binding advisory vote, of a shareholder proposal regarding Board declassification.

Voting Instructions
You may vote via the Internet. You may vote by proxy over the Internet by following the instructions provided in the Notice or on the proxy card.

You may vote via telephone. You may vote by proxy over the telephone by following the instructions provided in the Notice or on the proxy card.

You may vote by mail. If you received a printed set of the proxy materials, you may vote by completing and returning the separate proxy card in the prepaid, addressed envelope.

You may vote in person at the meeting. All shareholders of record may vote in person by ballot at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting.

Shares Held by a Broker, Bank or Other Nominee
If your shares are held by a broker, bank or other nominee (i.e. in street name), please refer to the instructions provided by that broker, bank or nominee regarding how to vote your shares. If you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the nominee that holds your shares.

New York Stock Exchange (NYSE) rules determine whether proposals presented at shareholder meetings are routine or not. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote because the proposal is not routine and the owner does not provide instructions. Pursuant to NYSE rules, if you are the “street name” holder and you do not provide instructions to your broker on Item No. 3, your broker may vote your shares at its discretion on this matter. If you are a “street-name” holder and do not provide instructions to your broker on the remaining items, your broker may not vote your shares on these matters.

Shares Held in the QEP Resources, Inc. Employee Investment Plan
If you are a participant in the QEP Resources, Inc. Employee Investment Plan (the 401(k) Plan), the enclosed proxy card may also be used to direct Fidelity Management Trust Company (Fidelity), the trustee of the the 401(k) Plan, on how you wish to vote the Company's shares that are credited to your account under the the 401(k) Plan. If you do not provide your voting instructions to Fidelity by 11:59 p.m. Eastern Daylight Time on May 8, 2014, Fidelity will not vote the Company shares credited to your the 401(k) Plan account.

Proxy Solicitation
The Company is soliciting your proxy and paying for the solicitation of proxies, and will reimburse banks, brokers, and other nominees for reasonable charges to forward materials to beneficial holders. The Company has hired Georgeson Inc. (Georgeson) to assist in the distribution of proxy materials and the solicitation of votes. The Company will pay Georgeson a base fee of $20,000, plus customary costs and expenses, for these services and has agreed to indemnify Georgeson against certain liabilities in connection with its engagement.

Quorum Requirements
On March 24, 2014, the record date, the Company had 180,076,905 shares of common stock issued and outstanding. A majority of the shares, or 90,038,453 shares, constitutes a quorum. Abstentions, withheld votes and broker non-votes are counted for determining whether a quorum is present.

Voting Standards
Election of Directors. Election of the director nominees named in Item No. 1 requires the affirmative vote of a plurality of the votes cast. The Company has adopted a director resignation policy whereby any director who fails to receive a majority of the votes cast during an uncontested election must submit his or her resignation to the Board. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named in Item No. 1. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Broker non-votes and abstentions, if any, will not be counted as having been voted and will have no effect on the outcome of this vote. Shareholders may not cumulate votes in the election of directors.

Approval, by Non-Binding Advisory Vote, of the Compensation of the Company’s Named Executive Officers. The vote to approve, on an advisory basis, the Company’s executive compensation in Item No. 2 requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter. Although non-binding, our Board and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. For purposes of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals, and, therefore, an abstention has the same effect as a negative vote. Broker nonvotes are not included in the vote totals, and, therefore, broker nonvotes will have not have an effect on the outcome of Item No. 2.

Ratification of the Company’s Independent Auditor. Ratification of the selection of PwC as the Company’s independent auditor for fiscal year 2014 in Item No. 3 requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter. If this selection is not ratified by shareholders, the Audit Committee may reconsider its decision to engage PwC. For purposes of determining whether this proposal has received a majority vote, abstentions will be included in the vote totals; therefore, an abstention has the same effect as a negative vote.

Shareholder Proposal on Board Declassification. Approval of the non-binding advisory shareholder proposal in Item No. 4 requires the affirmative vote of a majority of shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter. For purposes of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals; therefore, an abstention has the same effect as a negative vote. Broker nonvotes are not included in the vote totals, and, therefore, broker nonvotes will have not have an effect on the outcome of Item No. 4.

Other than the items of business described in this proxy statement, we do not expect any other matter to come before the Annual Meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the named proxies authority to vote your shares at their discretion.

The Annual Meeting
Any shareholder of record as of March 24, 2014, may attend the Annual Meeting. If you own shares through a bank, broker or other nominee and you wish to attend the meeting, please obtain a letter, account statement, or other evidence of your ownership of shares as of such date and bring it with you so that you may attend the meeting. Directions to the Annual Meeting from the Denver International Airport are as follows: Follow Pena Boulevard. to I-70 West; take the I-25 South exit and follow I-25 to Park Avenue; follow Park Avenue West, which becomes 22nd Street; turn right onto Larimer Street; turn left onto 17th Street; 1050 17th Street is on the right.

Revoking a Proxy
You may revoke your proxy by submitting a new proxy with a later date, including a proxy submitted via the Internet or telephone, or by notifying the Corporate Secretary before the meeting by mail at the address shown on the Notice of Annual Meeting of Shareholders. If you attend the Annual Meeting in person and vote by ballot, any previously submitted proxy will be revoked.

ITEM NO. 1 - ELECTION OF DIRECTORS

New Directors
Recently, the Board appointed three new directors: Robert F. Heinemann; Thomas C. O'Connor; and William L. Thacker, III. Dr. Heinemann brings significant exploration and production (E&P) expertise to QEP’s Board through his experience as President, Chief Executive Officer (CEO) and a director of Berry Petroleum Company, where he developed and executed the company’s growth and capital allocation strategies. During Dr. Heinemann's nine years as CEO, Berry Petroleum increased production from approximately 14,000 barrels of oil equivalent per day (BOED) to more than 40,000 BOED, and increased total enterprise value from $375 million to approximately $4 billion, ultimately culminating in a sale of the company.

Mr. O’Connor brings deep midstream expertise to the QEP Board through his experience as Chairman, President and CEO of DCP Midstream, LLC (DCP), one of the largest midstream companies in the United States. Mr. O’Connor also served as Chairman of a publicly traded master limited partnership (MLP), DCP Midstream Partners, LP. During his tenure, Mr. O’Connor led DCP on the most aggressive growth plan in the company’s history, including more than $5 billion of construction and development projects.
Mr. Thacker brings significant midstream energy expertise to QEP’s Board through his experience as a director of multiple public midstream companies, including serving as Non-executive Chairman of the Board of Copano Energy LLC from 2009 until its sale to Kinder Morgan Energy Partners in 2013. Previously, Mr. Thacker served as CEO of TEPPCO Partners, overseeing the company’s steady expansion and entrance into crude oil gathering and marketing, petrochemical pipelining, and gas gathering and processing. Mr. Thacker also served as chairman of Pacific Energy Management’s Special Committee during its sale to Plains All American Pipeline in 2006.
Board Size and Elections
The Company’s Certificate of Incorporation provides for a Board of between seven and 11 directors, with the precise number to be determined by the full Board. The Board has set the size at 10 directors. Our Certificate of Incorporation and Bylaws provide for the Board to be divided into three classes of directors, as nearly equal in number as possible, serving staggered three-year terms. Currently, approximately one-third of the Board is elected each year.

The terms of three directors, Robert E. McKee, Robert F. Heinemann, and David A. Trice expire at the 2014 Annual Meeting. Messrs. McKee and Trice and Dr. Heinemann have been nominated for election to three-year terms. These individuals have consented to being named in this proxy statement and to serve as directors, if elected. However, in the event that any nominee is unwilling or unable to serve as a director, those named in the proxy may vote, at their discretion, for any other person.

Biographical information concerning the nominees, and the current directors of the Company whose terms will continue after the Annual Meeting, appears below. Unless otherwise indicated, such individuals have been engaged in the same principal occupation for the past five years. Ages are correct as of the date of the proxy statement.

Nominees (Terms to Expire in 2017)

Dr. Robert F. Heinemann, age 61, has served as a QEP director since January 2014. He brings significant E&P expertise to QEP’s Board through his experience as President, CEO and a director of Berry Petroleum Company, where he developed and executed that company’s growth and capital allocation strategies. He served as a director of Berry from 2002 until 2013, and as President and Chief Executive Officer from 2004 through 2013. Previously, Dr. Heinemann worked for Haliburton Company, Mobil Exploration and Producing and other Mobil entities, in positions of increasing responsibility. He has more than 30 years of experience in the oil and gas industry in a number of technical, operational, technology, management and executive roles. In concluding that Dr. Heinemann is qualified to serve as a director, the Board considered, among other things, his extensive operational background and executive experience in the oil and gas industry.

Mr. Robert E. McKee, III, age 67, has been a director of QEP since June 2010. He served as a director of Questar from 2003 until the Company’s 2010 spin-off from Questar Corporation (Questar) (the Spin-off). Mr. McKee retired on March 31, 2003, after 37 years with ConocoPhillips and Conoco, Inc., including 11 years as Executive Vice President, Exploration and Production (1992 to 2003). Mr. McKee was a Senior Oil Advisor to the Coalition Provisional Authority and the Iraqi Oil Ministry in Iraq to assist with the rebuilding of its oil industry from September 2003 to March 2004. He was a director of Parker Drilling Company from 2004 until 2013. He is currently on the boards of Post Oak Bank and the Colorado School of Mines Foundation. In concluding that Mr. McKee is qualified to serve as a director, the Board considered, among other things, his extensive operational background and executive experience in the oil and gas industry.

Mr. David A. Trice, age 65, has been a QEP director since 2011. He was CEO of Newfield Exploration Company (Newfield), an oil and natural gas exploration and production company from 2000 until his retirement in 2009. He also served as Chairman of the Board of Newfield from 2004 until 2010. Mr. Trice has served as a director of New Jersey Resources Corporation since 2004, and McDermott International, Inc. since 2009. Mr. Trice previously served as a director of Grant Prideco, Inc. from 2003 to 2008, and as a director of Hornbeck Offshore Services, Inc. from 2002 until February 2011. He is also a director of Rockwater Energy Solutions, Inc, and Crazy Mountain Brewery, LLC, both privately-held companies. He served as the Chairman of the American Exploration and Production Council from 2008 to 2009, and as Chairman of America’s Natural Gas Alliance from 2009 to 2010. In concluding that Mr. Trice is qualified to serve as a director, the Board considered, among other things, his experience as the CEO of a publicly-traded independent exploration and production company and his financial expertise.

The Board recommends that you vote FOR each of the nominees listed above.

Continuing Directors (Terms to Expire in 2015)

Mr. Phillips S. Baker, Jr., age 54, has served as a director of QEP since the Spin-off in 2010. He served as a director of Questar from 2004 until the Spin-off. Mr. Baker is the President, CEO and a director of Hecla Mining Company (Hecla), a gold and silver mining company. Mr. Baker served as Chief Financial Officer (CFO) of Hecla from May 2001 to June 2003, and as Chief Operating Officer of Hecla from November 2001 to May 2003, before being named as CEO in May 2003. Mr. Baker has 27 years of business experience, including 18 years of financial management; seven years as CEO of an NYSE-listed company; and 17 years of directorships of public companies. In concluding that Mr. Baker is qualified to serve as a director, the Board considered, among other things, his financial knowledge and his extensive executive management and financial experience.

 Mr. Thomas C. O'Connor, age 58, has served as a QEP director since January 2014. From 2007 through 2012, he served as Chairman of the Board and CEO of DCP Midstream, LLC, one of the nation's largest gas gatherers, processors and marketers of natural gas liquids; he continued to serve as Chairman until March 2013. From November 2007 through September 2012, he also served as President of DCP Midstream, LLC. In December 2008, he assumed additional responsibilities as Chairman of the Board of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP, a publicly held MLP, and held that position until December 2013. From 1987 until 2007, Mr. O'Connor held a variety of positions with Duke Energy in that company's natural gas pipeline, electric and commercial business units. In determining that Mr. O'Connor is qualified to serve as a director, the Board considered, among other things, his extensive background in the energy industry, particularly the leadership ability and strategic skills he developed while serving in executive positions.

Mr. Charles B. Stanley, age 55, has served as President, CEO and a director of QEP since June 2010 and Chairman of the Board since May 2012. He has also served in the same roles for QEP Midstream Partners, GP, LLC, the general partner of QEP Midstream Partners, LP (QEPM) since 2013. He served as Executive Vice President and Chief Operating Officer of Questar until the Spin-off. Mr. Stanley also served as a director of Questar from 2002 until the Spin-off. Prior to joining Questar, he served as President, CEO and a director of El Paso Oil and Gas Canada, an upstream oil and gas company from 2000 to 2002, and as President and CEO of Coastal Gas International Company, a midstream infrastructure development company, from 1995 to 2000. He is a director of Hecla Mining Company and serves on the boards of various natural gas industry trade organizations, including the American Exploration and Production Council. He currently serves as Chairman of America’s Natural Gas Alliance. In concluding that Mr. Stanley is qualified to serve as a director, the Board considered, among other things, his more than 28 years of experience in the international and domestic upstream and midstream oil and gas industry.

Continuing Directors (Terms to Expire in 2016)

Ms. Julie A. Dill, age 54, has been a director of the Company since May of 2013. She is the Chief Communications Officer for Spectra Energy Corp. and also serves on the board of Spectra Energy Partners. Ms. Dill has a wealth of experience in the energy sector, having served in a number of executive capacities in the natural gas and power industries. Before assuming her current role in January 2014, she was the Group Vice President of Strategy for Spectra Energy and the President and CEO of Spectra Energy Partners, L.P. Previously, she served in various financial and operational roles with Duke Energy and Shell Oil Company. In concluding that Ms. Dill is qualified to serve as a director, the Board considered, among other things, her midstream background, her experience as the President and CEO of a publicly owned MLP, her strong financial background and her more than 30 years of experience in the energy industry.

Mr. L. Richard Flury, age 66, has been a director of the Company since June 2010. He served on the board of directors of Questar from 2002 until the Spin-off. He served as Chief Executive, Gas and Power, for BP plc from January 1999 to December 2001. Prior to working for BP plc and BP Amoco plc, Mr. Flury held a number of key management positions with Amoco Corp., including Chief Executive for Worldwide Exploration and Production. He serves as a director and Non-executive Chairman of Chicago Bridge and Iron Company N.V., and as a director of Callon Petroleum Company. In concluding that Mr. Flury is qualified to serve as a director, the Board considered, among other things, his considerable industry experience in all aspects of the natural gas value chain gained during his long career in the oil and gas industry.

Dr. M. W. Scoggins, age 66, serves as our Lead Director. He has been a QEP director since 2010. He served as a director of Questar from 2005 until the Spin-off. In June 2006, he was appointed President of the Colorado School of Mines, an engineering and applied science research university. Dr. Scoggins retired in 2004 after a 34-year career with Mobil Corp. and Exxon Mobil Corp. From 1999 to 2004, he served as Executive Vice President of Exxon Mobil Production Co. Prior to the merger of Mobil and Exxon in late 1999, Dr. Scoggins was President, International Exploration & Production and Global Exploration, and an officer and member of the executive committee of Mobil Oil Corp.
Dr. Scoggins currently serves as a director of Cobalt International Energy and Laredo Petroleum Holdings, Inc. He served on the board of Trico Marine Services from 2005 until 2011, and Venoco, Inc. from 2007 until 2012. In addition, he is a member of the External Advisory Council of the U.S. Department of Energy’s National Renewable Energy Laboratory. In concluding that Dr. Scoggins is qualified to serve as a director, the Board considered, among other things, his extensive industry experience and his experience serving in senior executive positions in the upstream oil and gas business.

William L. Thacker, III, age 68 has been a director of the Company since February 2014. Mr. Thacker brings significant midstream energy expertise to QEP’s Board through his experience as a director on multiple public midstream company boards, including serving as non-executive Chairman of the Board of Copano Energy LLC from 2009 through 2013 (he served on the Copano board beginning in 2004). Previously, Mr. Thacker served as CEO of TEPPCO Partners. Mr. Thacker also served as chairman of Pacific Energy Management’s Special Committee during the sale of Pacific Energy Partners to Plains All American Pipeline in 2006. He served on the board of GenOn Energy Inc from January 2006 until November 2012 when GenOn merged with NRG Energy. He also serves on the boards of the Kayne Anderson Midstream Energy Fund and the Kayne Anderson Energy Development Fund. In concluding that Mr. Thacker is qualified to serve as a director, the Board considered, among other things, his significant midstream energy expertise through his experience as a director on multiple public midstream company boards. QEP agreed to appoint Mr. Thacker to the Board pursuant to a Cooperation Agreement between QEP and JANA Partners, LLC, as set forth under “Certain Relationships and Transactions with Related Persons-Agreements with JANA Partners LLC and William L. Thacker, III”.

GOVERNANCE INFORMATION

General Governance Information
Excellence in corporate governance is essential in fulfilling our responsibilities to shareholders. The Code of Conduct, Corporate Governance Guidelines; and written charters for our Audit Committee, Governance Committee, and Compensation Committee, all as amended from time to time, are available on the Company’s website at http://ir.qepres.com/phoenix.zhtml?c=237732&p=irol-govhighlights. These documents provide the framework for our corporate governance. Any of these documents will be furnished in print free of charge to any interested party who requests them.

Director Independence
During 2013 and the first three months of 2014, the Board evaluated all business, family and charitable relationships between the Company and the non-employee directors. Our Board has affirmatively determined that, with the exception of Mr. Stanley, each of the Company’s directors serving on the Board during 2013 (including Mr. Keith O. Rattie, who resigned effective February 12, 2014) is independent under all applicable rules and regulations, including listing requirements of the NYSE as set forth in Section 303A.02 of the Listed Company Manual and the Company’s Corporate Governance Guidelines. The Board also determined that no independent director has a material relationship with the Company that could impair the director’s independence. The criteria applied by our Board in determining independence are available on the Company’s website at www.qepres.com. The Board evaluates independence on an ongoing basis.

Board Leadership Structure
Dr. M. W. Scoggins, one of the Company’s independent directors, who was elected by the other independent directors, serves as the Lead Director. In this role, he:

•	Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	Serves as liaison between the Chairman and the independent directors;

•	Approves information sent to the Board;

•	Approves meeting agendas for the Board;

•	Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Has the authority to call meetings of the independent directors; and

•	If requested by major shareholders, ensures that he is available for consultation and direct communication.

Our directors possess considerable experience and unique knowledge of the Company’s challenges and opportunities, and consequently are in the best position to evaluate how to organize the capabilities of directors and management. Currently, our Board believes that a strong Lead Director and a combined Chair and CEO, allow Dr. Scoggins to provide independent Board leadership and permit Mr. Stanley to utilize his knowledge of the Company to focus Board discussions. The combined role also ensures that the Company presents its strategy to shareholders, employees and other stakeholders with a single voice. The Board may modify this arrangement in the future to ensure that the leadership structure for the Company remains effective and advances the best interests of our shareholders.
Our Certificate of Incorporation and Bylaws provide for a classified board. The Board is divided into three classes of directors, serving staggered three-year terms.

Board Committees
Our Board has an Audit Committee, Compensation Committee and Governance Committee, which are each comprised solely of independent directors. As noted above, each committee has a charter that can be found on the Company’s website (www.qepres.com) and will be provided in print without charge at the request of any interested party. The following section includes information about our Board committees. The members of our Board and the Board committees on which they currently serve are identified below.

Director	Audit Committee	Compensation Committee	Governance Committee
Phillips S. Baker, Jr.	Chair		X
Julie A. Dill	X	X
L. Richard Flury	X	X
Robert F. Heinemann	X	X
Robert E. McKee, III	X		X
Thomas C. O'Connor	X		X
M.W. Scoggins		X	Chair
Charles B. Stanley
William L. Thacker, III
David A. Trice		Chair	X

Audit Committee
The Audit Committee reviews auditing, accounting, financial reporting, and internal control functions, and oversees risk assessment and compliance activities. The Audit Committee has the sole authority to hire, compensate, retain, oversee and terminate the Company’s independent auditor. The Audit Committee also has sole authority to pre-approve all terms and fees for audit services, audit-related services and other services to be performed by the Company’s independent auditor. The Audit Committee also reviews any related-person transactions brought to its attention that could reasonably be expected to have a material impact on the Company’s financial statements and determines whether any action is necessary.

The Audit Committee meets all the requirements set forth in Sections 303A.06 and 303A.07 of the NYSE Listed Company Manual. The Board has determined that all members of the Audit Committee satisfy the standards for independence as they relate to audit committees as set forth in Section 303A.02 of the NYSE Listed Company Manual and as set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (Exchange Act). The Audit Committee frequently meets in executive sessions, and meets with the internal auditors and independent auditors outside the presence of management. All Audit Committee members qualify as audit committee financial experts.

Compensation Committee
The Compensation Committee oversees our executive compensation program and benefit plans and policies; administers our short and long-term incentive plans, including equity-based programs; oversees short and long-term as well as emergency succession planning; approves compensation decisions for officers; recommends CEO total compensation to the full Board; and annually reviews the performance of the CEO. The Compensation Committee oversees the risk assessment of our executive and nonexecutive compensation programs. The Compensation Committee also considers and makes recommendations to the full Board regarding compensation for non-employee directors, and to the board of the general partner of QEPM regarding grants of QEPM units to certain QEP employees. The Compensation Committee frequently meets in executive sessions to discuss and approve compensation for officers. The Board has determined that each member of the Compensation Committee meets the independence requirements set forth in the Section 303A.02 of the NYSE Listed Company Manual, and that each qualifies as a non-employee director under Rule 16b-3 of the Exchange Act, and as an outside director under Section 162(m) of the Internal Revenue Code, as amended (the Code).

The Compensation Committee has authority to retain and dismiss compensation consultants and other advisors that provide objective advice, information, and analysis regarding executive and director compensation. These consultants report directly to, and may meet separately with the Compensation Committee, and may consult with the Compensation Committee Chairman between meetings. The Compensation Committee retained Meridian Compensation Partners, LLC (the Consultant) to advise it as to executive and director compensation in fiscal year 2013. The Compensation Committee considered the factors outlined by the NYSE and determined that the Consultant is independent under those factors, and that the Consultant’s work in 2013 did not create any conflict of interest with respect to its representation of the Compensation Committee. See Compensation Discussion and Analysis - “Role of Compensation Consultant” - for a description of the Consultant’s duties.

The Compensation Committee has authorized Mr. Stanley, our CEO, and Margo Fiala, the Vice President of Human Resources, to grant restricted stock to newly-hired employees and for employee retention up to a limit of $250,000 per grant. This authority is subject to certain limitations and does not extend to grants to officers or directors. The full Compensation Committee reviews each grant made by Mr. Stanley or Ms. Fiala at its next meeting following the grant.

Governance Committee
The Governance Committee, which also functions as the Company’s nominating committee, is responsible for committee assignments, new director searches, drafting and revising the Corporate Governance Guidelines, conducting evaluations for the Board and its committees, and making recommendations to the full Board on various governance issues. The Board has determined that all members of the Governance Committee meet the independence requirements set forth in Section 303A.02 of the NYSE Listed Company Manual.

The Governance Committee’s Charter defines the criteria for director nominees, including nominees recommended by shareholders and self-nominees. These criteria provide a framework for evaluating all nominees as well as incumbent directors. The key criteria are: personal and professional integrity and ethics; experience in the Company’s lines of business; experience as a CEO officer, president, CFO, or senior officer of a public company or extensive experience in finance or accounting; currently active in business at least part-time or recently retired, with skills and experience needed to serve as a member of the Board; experience as a board member of another publicly held company; willingness to commit time and resources to serve as a director; and good business judgment, including the ability to make independent analytical inquiries. The Board of Directors considers candidates who will contribute a broad range of knowledge, talents, skills and expertise, particularly in the areas of the oil and natural gas industry, strategic planning, accounting and finance, corporate governance, management, and diversity of the Board in terms of race, gender, ethnicity, or professional background, sufficient to provide sound and prudent guidance about the Company’s operations and interests. Nominees must be less than 72 years of age. The Company has paid fees to search firms to assist in locating qualified independent director candidates.

The Governance Committee will consider director nominations made by shareholders entitled to vote at the Annual Meeting. In order to make a nomination for election at the 2015 Annual Meeting of Shareholders, a shareholder must provide written notice, along with supporting information (as described below) regarding such nominee, to our corporate secretary between January 13 and February 12, 2015. The Governance Committee evaluates nominees recommended by the shareholders utilizing the same criteria it uses for other nominees.

The notice to our Corporate Secretary must be accompanied by the following information (among other information) about the shareholder seeking to nominate a director (Proposing Person): (1) the name and address of the Proposing Person; (2) the number of shares of the Company beneficially owned and of record by such Proposing Person; (3) any option, warrant, or other derivative security owned beneficially by such Proposing Person; (4) any proxy, contract, arrangement, understanding, or relationship pursuant to which such Proposing Person has a right to vote any shares of any security of the Company; (5) any short interest in any security of the Company; (6) any performance-related fees that such Proposing Person is entitled to based on any increase or decrease in the value of shares of the Company; (7) any material interests or relationships of such natural person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Company and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting; (8) any significant equity interests or any derivative instruments or short interests in any principal competitor of the Company held by such Proposing Person; (9) any pending or threatened litigation in which such Proposing Person is a party or material participant involving the Company or any of its officers or directors, or any affiliate of the Company; (10) any material transaction occurring during the prior twelve months between such Proposing Person, on the one hand, and the Company, any affiliate of the Company or any principal competitor of the Company, on the other hand; and (11) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act.

The notice must also provide (1) the name of each nominee; (2) the number of shares of our common stock owned by each nominee; (3) a description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is made; (4) a questionnaire (provided by the our Corporate Secretary upon request) completed by the nominee regarding the background and qualifications of the nominee and any person on whose behalf the nomination is being made; (5) a written representation and agreement (in the form provided by our Corporate Secretary upon request) that the nominee (i) is not and will not be a party to any voting commitment that has not been disclosed to the Company or that would interfere with the person’s fiduciary duties under applicable law if elected; (ii) is not and will not be a party to any compensation, reimbursement, or indemnification agreement in connection with services as a director that has not been disclosed to the Company; and (iii) agrees to comply with all applicable publicly-disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company; (6) a signed consent of the nominee to serve as a director if elected; and (7) such other information concerning the nominee as would be required, under SEC rules, in a proxy statement soliciting proxies for the election of the nominee.

Board Risk Oversight
Our Board, as a whole and through its committees, is responsible for overseeing risk management. The Company’s executive officers are responsible for day-to-day management of the material risks the Company faces. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed by management are adequate and functioning as designed. Our Board and its committees regularly discuss material risk exposures, the disclosure of these risks, the potential impact of risks on the Company and the efforts of management to address the identified risks.

A number of Board processes support our risk management program. The full Board regularly reviews operational, regulatory and environmental risks and discusses the Company’s enterprise risk management program. The Board reviews and approves the capital budget and certain capital projects, the hedging policy, significant acquisitions and divestitures, equity and debt offerings, and other significant activities.

The Audit Committee plays an important role in risk management by assisting the Board in fulfilling its responsibility to oversee the integrity of the financial statements and our compliance with legal and regulatory requirements. The Audit Committee retains and interacts regularly with our independent auditors and also meets regularly with our internal auditors. Additionally, the Audit Committee reviews financial and accounting risk exposure; the Company’s proved oil and gas reserves estimation reporting process and disclosure; and the Company’s internal controls. The Audit Committee also oversees ethics and compliance procedures and reporting.

The Compensation Committee reviews the compensation program to ensure it is aligned with our compensation objectives and to address any potential risks it may create. The Compensation Committee has designed our short- and long-term compensation plans with features that reduce the likelihood of excessive risk-taking, including a balanced mix of cash and equity and short- and long-term incentives, an appropriate balance of operating and financial performance measures, a proper balance of fixed and at-risk compensation components, significant stock ownership requirements for officers, extended vesting schedules on equity grants, and caps on incentive awards.

Our Governance Committee’s role in risk management includes regularly reviewing developments in corporate governance, and reviewing our Corporate Governance Guidelines to recommend appropriate action to the full Board. The Governance Committee also establishes criteria for and determines director independence, provides input for Board membership and committee assignments, and makes adjustments to ensure that we have appropriate director expertise to oversee the Company’s evolving business operations.

Stock Ownership Guidelines for Non-Employee Directors
Our Board adopted stock ownership guidelines for non-employee directors to align the interests of our directors with the interests of our shareholders and to promote our commitment to best practices in corporate governance. Within five years of beginning their service, non-employee directors are required to hold QEP shares with a value equal to 5x the amount of the annual cash compensation. Shares that count towards satisfaction of the guidelines include common stock owned by the director and phantom stock units attributable to deferred compensation. All of the non-employee directors who have served for five years or longer hold a sufficient number of shares to satisfy these guidelines.

Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee from January through May 2013 were Dr. Scoggins and Messrs. Flury, McKee, and Trice. The members from June through December 2013 were Dr. Scoggins, Ms. Dill along with Messrs. Flury and Trice. Dr. Heinemann joined the Committee in January 2014. No member of our Compensation Committee was at any time prior to or during 2013 or the first three months of 2014, an officer or employee of the Company. Additionally, no member of the Compensation Committee had any relationship with our Company requiring disclosure as a related-party transaction. During the 2013 fiscal year, no executive officer of our Company served on the compensation committee of any other entity that had one or more of its executive officers serving as a member of our Compensation Committee. Furthermore, no executive officer of our Company served on the Compensation Committee of another company that had one of its executive officers serve as a member of our Board of Directors.

Communications with Directors
Interested parties may communicate with the full Board, non-management directors as a group or individual directors by sending a letter in care of the Corporate Secretary at QEP Resources, Inc., 1050 17th Street, Suite 500, Denver, Colorado 80265. Our Corporate Secretary has the authority to discard any solicitations, advertisements, or other inappropriate communications, but will forward any other mail to the named director or group of directors. Any mail that is directed to the full Board will be directed to Mr. Stanley as Chairman of the Board and forwarded to the full Board, if appropriate.

Attendance at Meetings
The QEP Board and committees of the Board held the following number of meetings in 2013:

	Board	Audit Committee	Compensation Committee	Governance Committee
Number of 2013 Meetings	8	5	5	4

All directors attended at least 75% of the aggregate of the total number of meetings of the Board (held during the time period when he or she was a director) and the total number of meetings held by each committee on which such director served. Our directors are expected to attend the Company’s Annual Meeting. All of the directors attended the 2013 Annual Meeting.

Family Relationships
None of the current directors or executive officers is related to any other director or executive officer.

Director Retirement Policy
Our Board has adopted a retirement policy that permits a non-employee director to continue serving until the Annual Meeting following his or her 72nd birthday, provided that the director remains actively engaged in business, financial, or community affairs.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Transactions with related persons are those that involve our directors, executive officers, director nominees, greater than 5% shareholders, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Pursuant to the procedures described below, we review all transactions that would involve amounts exceeding $120,000 (the current threshold required to be disclosed in the proxy statement under SEC regulations) and certain other similar transactions.

Relationship and Transactions with QEP Midstream Partners, LP
QEP owns 100% of QEP Field Services Company (QEP Field Services), which in turn owns 100% of QEP Midstream Partners GP, LLC, the general partner of QEPM (QEPM General Partner). As of March 7, 2014, QEP Field Services owned 3,701,750 common units and 26,705,000 subordinated units representing a 55.8% limited partner interest in QEPM. In addition, the QEPM General Partner owns 1,090,117 general partner units representing a 2.0% general partner interest in QEPM, as well as incentive distribution rights. Transactions with QEPM and its affiliates are considered to be related party transactions, because Messrs. Stanley and Doleshek serve as executive officers of both QEP and the General Partner.

Initial Public Offering and Related Structuring Transactions
In connection with the closing of the initial public offering of QEPM (QEPM IPO), QEP entered into the Contribution Agreement, dated effective August 14, 2013 (the Contribution Agreement), with QEP Field Services, the QEPM General Partner and QEP Midstream Partners Operating, LLC, a wholly owned subsidiary of QEPM (QEPM Operating Company). Immediately prior to the closing of the QEPM IPO, the following transactions, among others, occurred pursuant to the Contribution Agreement:

•
QEP Field Services contributed to the QEPM General Partner, as a capital contribution, a limited liability company interest in QEPM Operating Company with a value equal to 2% of the equity value of QEPM at the closing of the QEPM IPO;

•
the General Partner contributed to QEPM, as a capital contribution, the limited liability company interest in the Operating Company in exchange for (a) 1,090,000 general partner units representing the continuation of an aggregate 2% general partner interest in QEPM and (b) all the incentive distribution rights of QEPM;

•
QEP Field Services contributed to QEPM, as a capital contribution, its remaining limited liability company interests in the Operating Company in exchange for (a) 6,701,750 common units representing a 12.3% limited partner interest in QEPM, (b) 26,705,000 subordinated units representing a 49% limited partner interest in QEPM and (c) the right to receive a distribution from QEPM; and

•	QEPM Operating Company assumed intercompany debt, bearing interest at the rate of 6.05% and maturing on March 31, 2014 and 2017, payable to QEP of $95.5 million.

Upon the closing of the QEPM IPO on August 14, 2013, QEPM sold 20,000,000 common units representing limited partner interests in QEPM to the public for net proceeds of approximately $390.7 million.

Distributions of Available Cash to the QEPM General Partner and its Affiliates
QEPM will generally make cash distributions of 98.0% to the unitholders pro rata, including QEP, as holder of the aggregate of 3,701,750 common units and 26,705,000 subordinated units, and 2.0% to the QEPM General Partner, assuming it makes any capital contributions necessary to maintain its 2.0% general partner interest in us. In addition, if distributions exceed the minimum quarterly distribution and target distribution levels, the incentive distribution rights held by the QEPM General Partner will entitle the QEPM General Partner to increasing percentages of the distribution, limited to 48.0% of the distribution above the highest target distribution level. During the period from August 14, 2013, through December 31, 2013, QEPM declared distributions totaling $21.3 million, or $0.39 per unit. Assuming QEPM has sufficient available cash to pay the full minimum quarterly distribution on all of its outstanding units for four quarters, QEP (via its interest in QEPM General Partner and QEP Field Services) will receive an annual distribution of approximately $1.1 million on the 2.0% general partner interest and $30.4 million on the common and subordinated units.

Under QEPM’s Partnership Agreement, QEPM is required to reimburse the QEPM General Partner and its affiliates for all costs and expenses that they incur on behalf of QEPM for managing and controlling QEPM’s business and operations. Except to the extent specified under the Omnibus Agreement (described below), the QEPM General Partner determines the amount of these expenses and such determinations must be made in good faith in accordance with the terms of QEPM Partnership Agreement.

Omnibus Agreement
Also in connection with the closing of the QEPM IPO, QEP entered into the Omnibus Agreement, effective August 14, 2013 (the Omnibus Agreement), with QEP Field Services, the QEPM General Partner, the QEPM Operating Company and QEPM, which addresses the following matters:

•
QEPM's payment of an annual amount to QEP, initially in the amount of $13.8 million, for the provision of certain general and administrative services by QEP to QEPM, including a fixed annual fee of approximately $1.4 million for executive management services provided by certain officers of the General Partner, who are also executives of QEP. The remaining portion of this annual amount reflects an estimate of the costs QEP will incur in providing the services;

•
QEPM's obligation to reimburse QEP for any out-of-pocket costs and expenses incurred by QEP in providing general and administrative services (which reimbursement is in addition to certain expenses of the General Partner and its affiliates that are reimbursed under QEPM's Partnership Agreement), as well as any other out-of-pocket expenses incurred by QEP on QEPM's behalf; and

•
an indemnity by QEP for certain environmental and other liabilities, and QEPM's obligation to indemnify QEP and its subsidiaries for events and conditions associated with the operation of QEPM's assets that occur after the closing of the IPO.

For the period from August 14, 2013, through December 31, 2013, QEP charged $4.6 million to QEPM under the Omnibus Agreement. Further, QEP paid QEPM $9.6 million pursuant to the indemnification provisions of the Omnibus Agreement for capital expenditures incurred by QEPM for a pipeline repair project.

Gathering Agreements
QEP is party to gathering agreements for natural gas, oil, water and condensate with QEPM. Our gathering agreements with QEPM generally fall into three categories: (i) “life-of-reserves” agreements, (ii) long-term agreements, with remaining primary terms ranging from approximately 1 to 13 years, and month-to-month thereafter and (iii) month-to-month or year-to-year evergreen agreements. Our gathering agreements are fee-based agreements, pursuant to which QEPM provides gathering and, as applicable, compression services on a specified per MMBtu or per barrel basis. The gathering fee varies by agreement, and the majority of the gathering agreements with QEPM include annual inflation adjustment mechanisms. For the period from January 1, 2013, through August 13, 2013, and the period from August 14, 2013, through December 31, 2013, revenue from QEP was  $51.3 million  and $30.8 million respectively, under these gathering agreements.

Several of our gathering agreements with QEPM contain acreage dedications. Pursuant to the terms of these agreements, QEP has dedicated to QEPM all of the oil and natural gas production QEP owns or controls from (i) wells that are currently connected to QEPM’s gathering systems and located within the acreage dedication and (ii) future wells that are drilled during the term of the applicable gathering agreement and located within the dedicated acreage as our gathering systems currently exist and as they are expanded to connect to additional wells. Three of the gathering agreements with QEPM contain minimum volume commitments pursuant to which QEP guarantees to ship a minimum volume of natural gas or oil on QEPM’s gathering systems. The original terms of the minimum volume commitments range from 10 to 15 years.

If QEP’s actual throughput volumes are less than its minimum volume commitment for the applicable period, QEP must make a deficiency payment to QEPM at the end of that contract year. The amount of the deficiency payment is based on the difference between the actual throughput volume shipped for the applicable period and the minimum volume commitment for the applicable period, multiplied by the applicable gathering fee. To the extent that QEP’s actual throughput volumes exceed its minimum volume commitment for the applicable period, there is a crediting mechanism that allows QEP to build a “bank” of credits that it can utilize in the future to reduce deficiency payments owed in subsequent periods, subject to expiration if there is no deficiency payment owed in subsequent periods. The period over which this credit bank can be applied to future shortfall payments varies, ranging from the subsequent minimum volume commitment year to the full term of the agreement.

Condensate Sales Agreements
In connection with the QEPM IPO, QEP and QEPM entered into a fixed price condensate purchase agreement, which requires QEPM to sell and QEP to purchase all of the condensate volumes collected on QEPM’s gathering systems at a fixed price of $85.25 per barrel of product over a primary term of five years. From August 14, 2013, through December 31, 2013, QEP purchased approximately $2 million of condensate from QEPM under this agreement.

Agreements with JANA Partners LLC and William L. Thacker, III
On February 23, 2014, QEP entered into an agreement (the Cooperation Agreement) with JANA Partners, LLC (JANA). Under the terms of the Cooperation Agreement, QEP agreed to appoint Mr. Thacker to the Board as a Class III director, to serve, subject to the terms of the Cooperation Agreement, until the consummation of a transaction effecting a separation of QEP’s midstream business (the Separation). Mr. Thacker executed a resignation letter consistent with the terms of the Cooperation Agreement to be effective upon the consummation of the Separation. QEP also agreed that if at any time prior to the Separation, Mr. Thacker becomes unable or unwilling to continue serving as a director of QEP, promptly following Mr. Thacker’s resignation, JANA shall be entitled to designate a replacement director who qualifies as "independent" under the applicable rules of the Securities and Exchange Commission and the NYSE, and such individual shall be appointed to the Board subject to the same term and requirements of the Cooperation Agreement applicable to Mr. Thacker. In addition, JANA agreed to vote in favor of QEP’s nominees for director, at the Annual Meeting.

Review and Approval of Transactions with Related Persons
Pursuant to the terms of our Corporate Governance Guidelines, we require that all executive officers and directors report to our Vice President, Compliance, any event or anticipated event that might qualify as a related-person transaction. The Vice President, Compliance would then report those transactions to the Audit Committee. We also collect information from questionnaires sent to officers and directors early each year that are designed to reveal related-person transactions. If a report or questionnaire shows a potential related-person transaction, our Audit Committee will review the transaction in accordance with our Code of Conduct. The Audit Committee will review pending and ongoing transactions to determine whether they conflict with the best interests of the Company, impact a director’s independence or conflict with our Code of Conduct. If a related-person transaction is completed, the Audit Committee will determine whether rescission of the transaction, disciplinary action or reevaluation of independence is required. If a waiver to the Code of Conduct is granted to an executive officer or director, the nature of the waiver will be disclosed on our website (www.qepres.com), in a press release, or on a current report on Form 8-K.

SECURITY OWNERSHIP

The information provided below summarizes the beneficial ownership of our common stock by our named executive officers, each of our directors, all of our executive officers and directors as a group, and persons owning more than 5% of our common stock. “Beneficial ownership” generally includes those shares of common stock held by someone who has investment and/or voting authority of such shares or has the right to acquire such common stock within 60 days. The ownership includes common stock that is held directly and also stock held indirectly through a relationship, a position as a trustee, or under a contract or understanding.

Directors and Executive Officers
The following table lists the shares of our common stock beneficially owned by each director, named executive officer, and all directors and executive officers as a group as of March 7, 2014. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire shares within 60 days of March 7, 2014, are included as outstanding and beneficially owned for that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted in the footnotes below, the holders have sole voting and dispositive power over the shares. The Company has no knowledge of any arrangement that would, at a subsequent date, result in a change in control of the Company.

	Amount and Nature of Beneficial Ownership
Name	Common Stock Beneficially Owned [2,3]		Common Stock Acquirable Within 60 Days	Total Beneficially Owned	Percent of Class (%) [1]
Charles B. Stanley	544,102	[5,6,8]	387,185	931,287	*
Richard J. Doleshek	159,369	[8]	206,305	365,674	*
Jay B. Neese	155,791	[9]	209,437	365,228	*
Jim E. Torgerson	123,575		140,398	263,973	*
Christopher K. Woosley	25,310		8,013	33,323	*
Phillips S. Baker, Jr.	14,897		0	14,897	*
Julie A. Dill	525		0	525	*
L. Richard Flury	23,512		0	23,512	*
Robert F. Heinemann	7,200		0	7,200	*
Robert E. McKee III	23,154	[6]	0	23,154	*
Thomas C. O'Connor	11,302		0	11,302	*
Keith O. Rattie	427,247	[6,7]	382,174	809,421	*
M. W. Scoggins	7,700	[6]	0	7,700	*
William L. Thacker III	0		0	0	*
David A. Trice	7,500		0	7,500	*
Other Executive Officers	165,714		156,214	321,928	*
All directors and executive officers (19 individuals)	1,696,898		1,489,726	3,186,624	1.8%

1.	The percentage of shares owned is less than 1% unless otherwise stated.

2.	The ownership totals include the following unvested restricted shares for which the owners have sole voting power, but which cannot be disposed of until they vest.

NAME	UNVESTED RESTRICTED SHARES
Charles B. Stanley	119,588
Richard J. Doleshek	60,356
Jay B. Neese [9]	—
Thomas C. O'Connor	6,302
Jim E. Torgerson	58,614
Christopher K. Woosley	18,210

3.
This total does not include phantom stock in the director or officer’s deferred compensation account because the phantom stock balances are payable in cash. The directors and officers held the following numbers of phantom stock in their deferred compensation accounts as of March 7, 2014:

Name	Phantom Stock on March 7, 2014
Charles B. Stanley	53,218
Richard J. Doleshek	7,095
Jay B. Neese[9]	22,866
Jim E. Torgerson	6,088
Christopher K. Woosley	0
Phillips S. Baker, Jr.	22,353
Julie A. Dill	10,387
L. Richard Flury	58,103
Robert F. Heinemann	6,306
Robert E. McKee, III	73,062
Thomas C. O'Connor	0
Keith O. Rattie	11,522
M. W. Scoggins	71,672
William L. Thacker III	7,035
David A. Trice	20,657

4.	This total does not include the officers’ long-term cash incentive amounts measured in PSUs. The officers held the following numbers of PSUs in the Cash Incentive Plan as of March 7, 2014:

Name	Performance Share Units on March 7, 2014
Charles B. Stanley	156,169
Richard J. Doleshek	76,218
Jay B. Neese[9]	32,558
Jim E. Torgerson	49,710
Christopher K. Woosley	20,205

5.
The total excludes 119,907 shares owned by the QEP Resources Educational Foundation, (Foundation), a non-profit corporation. As Chairman of the Foundation's Board of Trustees, Mr. Stanley has voting power for the shares but disclaims any beneficial ownership of the shares.

6.	Messrs. Stanley, McKee and Rattie hold a portion of the shares in a family or irrevocable trust and Dr. Scoggins holds shares in a joint account with his spouse.

7.	Mr. Rattie resigned from the Company's Board effective February 12, 2014.

8.
As of December 31, 2013, Messrs. Stanley and Doleshek also held 10,000 and 7,500 phantom units, respectively, of QEPM. The combined ownership of 17,500 phantom units represents less than 1% of the outstanding QEPM common units. The total amounts shown for Messrs. Stanley and Doleshek exclude the QEPM phantom units.

9.	The effective date of Mr. Neese's ownership totals is December 31, 2013.

Certain Beneficial Owners
The following table sets forth information with respect to each person known by the Company to beneficially own more than five percent of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	19,623,695 [1]	10.90%
JANA Partners, LLC 767 5th Avenue New York, NY 10153	16,875,653 [2]	9.4%
JPMorgan Chase & Co., 270 Park Ave. New York, NY 10017	12,571,661 [3]	7.00%
The Vanguard Group, 100 Vanguard Boulevard Malvern, PA 19355	12,339,681 [4]	6.88%

1.
Based upon its Schedule 13G filed on February 7, 2014, Blackrock has sole dispositive power over 19,573,580 of these shares, sole voting power over 17,945,678 of these shares, and shared voting and dispositive power over 50,115 of these shares.

2.	Based upon its Schedule 13D/A filed on February 24, 2014, JANA Partners has sole dispositive power over all of these shares.

3.
Based upon its Schedule 13G filed on January 30, 2014, JPMorgan Chase has sole dispositive power over 12,484,118 of these shares, sole voting power over 12,073,203 of these shares, shared dispositive power over 87,543 of these shares and shared voting power over 19,230 of these shares.

4.
Based upon its Schedule 13G filed on February 12, 2014, Vanguard has sole dispositive power over 12,066,149 of these shares, sole voting power over 291,832 of these shares and shared dispositive power over 273,532 of these shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and regulations promulgated by the SEC, the Company’s directors, executive officers, and persons who own more than 10% of the Company’s stock are required to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all such reports they file. The Company’s Corporate Secretary prepares reports for directors and executive officers based on information known and otherwise supplied, including information provided in response to director and officer questionnaires. Form 4s were filed late for each of the following directors, each reporting one transaction: Messrs. Baker, McKee, Rattie, Scoggins, and Trice. Form 4s were filed late for each of the following officers, each reporting three transactions: Messrs. Doleshek, Murr, Neese, Richards, Stanley and Woosley and Mses. Fiala, Jones and Carbone. Additionally, two Form 4s were filed late for Mr. Flury, each reporting one transaction, and two Form 4s were filed late for Mr. Torgerson, each reporting three transactions. In response to these late filings, the Company implemented new procedures to ensure timely communication of grant and vesting information, and increased the staffing for this function.

AUDIT COMMITTEE REPORT

The Audit Committee adopted its Charter in 2010 upon formation of the Company and has amended it from time to time. Audit Committee members are appointed each year by the Board to review the Company’s financial matters. The Board has determined that each member of our Audit Committee meets the independence requirements set by the NYSE. The Board has also determined that all members of the Audit Committee are audit committee financial experts as defined by the SEC. No member of the Audit Committee serves as a member of the audit committee of more than three public companies.

We reviewed and discussed with the Company’s management the audited financial statements for the year ended December 31, 2013. We discussed with representatives of PwC, the Company’s independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU§ 380), Communication with Audit Committees. We have also received the written disclosures and the letter from PwC, which are required by applicable provisions of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and we have discussed with representatives of PwC its independence from the Company. We have also discussed with the Company’s officers and PwC such other matters and received such assurances from them as we deemed appropriate.

Based on our review and discussions, we have recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

By the Audit Committee:

Phillips S. Baker, Jr., Chair
Julie A. Dill
L. Richard Flury
Robert F. Heinemann
Robert E. McKee III
Thomas C. O'Connor

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management and, based on our review and discussions, have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:

David A. Trice, Chair
Julie A. Dill
L. Richard Flury
Robert F. Heinemann
M.W. Scoggins

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

NAMED EXECUTIVE OFFICERS

The Company’s Named Executive Officers (NEOs), i.e. its principal executive officer, its principal financial officer and the other three most highly compensated executive officers of the Company serving as executive officers on December 31, 2013, are:

Name and Title	Background
Charles B. Stanley Chairman, President and (CEO)
Charles B. Stanley, age 55, has served as President and CEO of QEP since the Spin-off in 2010 and as Chairman of the Board since May 2012. He served as executive vice president and chief operating officer of Questar and as a director of Questar from 2002 until the Spin-off. Mr. Stanley served as President, CEO and a director of El Paso Oil and Gas Canada from 2000 to 2002 and as President and CEO of Coastal Gas International Company from 1995 to 2000.

Richard J. Doleshek Executive Vice President, Chief Financial Officer and Treasurer
Richard J. Doleshek, age 55, has been the Executive Vice President and CFO of QEP since 2010. Previously, Mr. Doleshek served as Executive Vice President and CFO of Questar from 2009 to 2010. Prior to joining Questar, Mr. Doleshek was executive vice president and CFO of Hilcorp Energy Company from 2001 to 2009.

Jay B. Neese Executive Vice President
Jay B. Neese, age 55, retired on December 31, 2013, after 35 years of service with our Company and served as Executive Vice President of the Company since 2010. Previous titles with Questar included Senior Vice President (2005 to 2010); Executive Vice President, Market Resources and Market Resources subsidiaries (2005 to 2010); Vice President, Market Resources and Market Resources subsidiaries (2003 to 2005); and Assistant Vice President (2001 to 2003).

Jim E. Torgerson Executive Vice President – QEP Energy
Jim E. Torgerson, age 50, has been the Executive Vice President, QEP Energy since September 2013. Previously, Mr. Torgerson was the Senior Vice President, Operations from January 2012 to August 2013 and the Senior Vice President, Drilling and Completions (2010). Prior to 2010, Mr. Torgerson held the following titles with Questar: Vice President, Drilling and Completions (2009); and Vice President, Rockies Drilling and Completions (2005 to 2008).

Christopher K. Woosley - Vice President and General Counsel
Christopher K. Woosley, age 44, was named Vice President and General Counsel in 2012. He served as a Senior Attorney from 2010 until 2012. Prior to joining QEP, Mr. Woosley served as outside counsel to Questar as a partner in the law firm Cooper Newsome & Woosley PLLP from 2003 until 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Business
We are a holding company with three major lines of business: crude oil and natural gas exploration and production; midstream field services; and energy marketing. These businesses are conducted through three principal subsidiaries:

•	QEP Energy Company (QEP Energy) acquires, explores for, develops and produces crude oil, natural gas and natural gas liquids (NGL);

•
QEP Field Services Company, which includes the majority ownership and operations of QEPM, provides midstream field services, including gathering of crude oil, natural gas and NGL, natural gas processing, compression, and treating services, for affiliates and third parties, and;

•	QEP Marketing Company (QEP Marketing) markets affiliate and third-party crude oil and natural gas, and owns and operates an underground gas storage reservoir.

Our operations are focused in two major regions of the United States: the Northern Region (primarily in North Dakota, Wyoming and Utah) and the Southern Region (primarily in Oklahoma, Louisiana and Texas). Our corporate headquarters are located in Denver, Colorado.

2013 Business Results
2013 was a key year in transitioning from a predominantly natural gas producer to a company with a more balanced portfolio and with a greater focus on oil and NGL. QEP has a solid platform for future growth with its expanded footprint in two world-class crude oil provinces of North America with existing holdings in the Williston Basin of North Dakota and 2014 completion of the announced acquisition of acreage in the Permian Basin of West Texas. In 2013, crude oil represented 20% of total company-wide production and is expected to approach 30% by the end of 2014. This number was just 8% in 2011. The graph below shows the growth in crude oil as a percentage of total production and total reserves since 2010.
Our 2013 results - which are organized according to the three categories below - demonstrate clear and substantial progress toward our strategy of building a focused and balanced portfolio of premier crude oil and natural gas assets that will strengthen our competitive positioning and deliver value for our stakeholders.

I.    Strategic

•
Completed the initial public offering (IPO) of QEPM, to own, operate, acquire and develop certain midstream assets in one of the shortest time frames in recent history and priced on the high end of the expected price range;

•
Announced the separation of QEP Field Services to maximize the inherent value of the Company's midstream business, including QEPM, and permit both the midstream and upstream businesses to focus and compete more effectively in their respective markets;

•	Divested certain non-core QEP Energy assets in the Powder River Basin, San Juan Basin and Marmaton/Tonkawa plays and identified other non-core assets in the Midcontinent for sale in 2014;

•	Focused the majority of our 2013 capital expenditures of $1,603 million on our premier oil and liquids-rich assets.

•	Signed an agreement to acquire approximately $950 million of crude oil properties in the Permian Basin of Texas which closed in February 2014; and

•	Conducted a national search to strengthen our Board's midstream MLP and upstream E&P expertise for appointment to our Board in early 2014.

II.    Operational

•
Lowered development well costs, de-risked unproven reserves, and increased production, the number of future drilling locations and the estimate of recoverable reserves of our 2012 acquisition of the South Antelope assets in the Williston Basin;

▪	Current South Antelope oil production has grown to levels commensurate with the Company’s expectations at the time of the acquisition; and

▪
Current gross completed well costs have decreased by more than $1 million from estimated costs at the time of acquisition and have averaged approximately $1.5 million less than nearby third-party operated wells in which QEP has an interest.

•	Increased crude oil production and oil reserves in 2013 by 62% and 25%, respectively over 2012 levels.

•
Increased total proved reserves 3% to 4.1 Tcfe (trillion cubic feet equivalent), including the addition of 783.8 Bcfe (billion cubic feet equivalent) of proved reserves from extensions and discoveries; and

•
Completed and placed into service the Iron Horse II 150 MMcfed (million cubic feet of natural gas equivalent per day) cryogenic processing plant in the Uinta Basin and the 10,000 Bbl (barrels) per day NGL fractionator expansion at QEP's Blacks Fork plant in southwestern Wyoming.

III.    Financial

•	Generated net income of $159 million, or $0.89 per diluted share, in 2013, an increase of 24% over 2012;

•	Achieved Adjusted EBITDA[1] of $1,536.7 million for 2013, compared to $1,409 million in 2012;

•
Reduced debt as a multiple of Adjusted EBITDA[1] from 2.3x at December 31, 2012 to 2.0x at December 31, 2013 through proceeds of approximately $450 million from the QEPM IPO,[2] and proceeds of $206 million from the divestiture of certain non-core QEP Energy assets; and

•	Generated $150 million in realized gains from our commodity risk management program.

1.
Adjusted EBITDA is a non-GAAP financial measure. Management defines Adjusted EBITDA as earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA) adjusted to exclude changes in fair value of derivative contracts, exploration expenses, gains and losses from asset sales, impairment, and certain other non-cash and/or non-recurring items. A reconciliation of Adjusted EBITDA to net income can be found in our Annual Report on Form 10-K for the year ended December 31, 2013 (2013 Form 10-K). Adjusted EBITDA, as adjusted to eliminate the impact of commodity prices and other extraordinary items, is used to determine amounts payable under our annual incentive program.

2.
QEP owns an approximate 57.8% interest in QEPM, including the general partner interest, and QEP consolidates this entity for financial reporting purposes. References to QEPM are included in this proxy statement as appropriate to add clarity to certain disclosures.

Highlights of 2013 Compensation Actions
In 2013, our shareholders’ advisory vote on executive compensation, or “Say on Pay,” received approximately 94% approval from our shareholders. As a result of this strong support for our compensation programs and ongoing deliberations by our Compensation Committee (with input from the Consultant), we made only incremental changes to our program in 2013. The table below summarizes key actions taken by our Compensation Committee in 2013.

Element	Action

Elimination of Employment Contracts	On June 30, 2013, the employment agreements with Messrs. Stanley and Doleshek expired and were not renewed. We no longer have employment agreements with any of our executive officers.

Competitive Base Salary Increases
After assessing the individual performance of our executive officers, their respective roles in our organization, data on peer compensation levels and other factors, our executive officers received annual increases to their base salaries of approximately 5.6% on average in early 2013. Other QEP employees were also eligible, based on individual performance and other factors, for a similar average base salary adjustment.

Annual Incentive Program (AIP) - Paid out at Target
Based on the achievement of pre-set performance goals designed to measure annual company performance and drive 2013 long-term shareholder value, and the assessment of individual performance, the Board awarded each of our NEOs a payout at 100% of target. Other QEP employees also received an incentive payout averaging 100% based on company performance and adjusted for individual performance.

Long-Term Incentives (LTI) - Adjusted to be More Performance-Based
•  Long-term incentives (LTI) comprise the majority of our NEO’s total compensation. In February 2013, the Compensation Committee awarded to our NEOs new restricted stock (33% of LTI), stock options (33% of LTI) and performance share units (PSUs) which are earned based on relative Total Shareholder Return (TSR) (33% of LTI). These awards are designed to incentivize performance that drives long-term shareholder value.
•  For LTI grants made in early 2014, the Compensation Committee increased the weighting on the PSUs to 40%, with restricted stock and stock options comprising 40% and 20%, respectively.
•  As determined by our Compensation Committee in early 2014, our relative TSR for the PSUs issued in 2011 (covering the 2011 to 2013 performance period) ranked at the 31st percentile of our peers, resulting in a payout of 52% of the targeted number of PSUs.
•  In August 2013, we completed the QEPM IPO, which was one of the fastest and largest energy MLP IPOs in history. As the majority owner of QEPM, our performance is directly impacted by the performance of QEPM. To recognize the achievement of the IPO and to provide a direct link to the long-term success of QEPM, certain employees, including Messrs. Stanley and Doleshek, received special one-time grants of QEPM phantom units that vest in three equal annual installments following the closing of the IPO, subject to accelerated vesting in certain circumstances. Upon vesting, each phantom unit will entitle the holder to receive a common unit of QEPM.

Pay and Performance Alignment
Our pay programs are designed to align pay outcomes with company performance. During the last three years, our management team has generated strong growth in Adjusted EBITDA and oil production and has successfully executed on a number of key initiatives that we believe will ultimately improve shareholder value. We believe these accomplishments strongly position our Company for future growth and strong performance. To provide our management team with the appropriate incentives to pursue strategies that promote long-term shareholder value, our Compensation Committee has designed an executive compensation program that ties a substantial portion of total compensation to company performance. As a result, changes in TSR over time are reflected in our management team's realizable compensation.

The following graph illustrates the current realizable (in-the-money) value of our CEO's salary and annual and long-term incentives over the past three years as of December 31, 2013 as compared to the original targeted value that the Compensation Committee intended to deliver at the time of grant. Below the graph is the year-over-year TSR and TSR percentile rank, as compared to our 2013 peer group, for the same three-year period.

TSR[4]	-19%	4%	2%
Relative TSR Percentile Rank[5,6]	50%	67%	20%

1.
Target reflects salary and annual incentive target determined during the noted year by the Compensation Committee as well as the grant date value of long-term incentives disclosed in the Summary Compensation Table for the designated year.

2.    Realizable compensation represents the following:

•	Salary: as determined by the Compensation Committee in the designated year.

•	Annual Incentive Plan (AIP): actual annual cash incentive paid for the designated year's performance.

•
Stock Options (SO): the number of options granted during the designated year multiplied by the "spread" (the difference between QEP stock price and option exercise price) calculated as of December 31, 2013.

•	Restricted Stock (RS): the number of shares granted in the designated year multiplied by the QEP stock price as of December 31, 2013.

•
Performance Share Units (PSU): the number of PSUs granted during the designated year multiplied by the QEP stock price as of December 31, 2013 and reflecting the payout level based on QEP's relative TSR performance to date calculated as of December 31, 2013 (52% payout for the 2011 grant, 52% payout for the 2012 grant and 0% payout for the 2013 grant).

3.    SO for 2011 and 2012 and PSUs for 2013 have a realizable value of $0.
4.    TSR measured from December 31 of the prior year to December 31 of the designated year.
5.    Relative TSR percentile rank measured against our 2013 peer group.

6.	Year-over-year percentile rank does not correspond with the percentile ranking in our PSU plan, as that plan looks at three-year performance cycles.

Key Features of Our Executive Compensation Program

Our Executive Compensation Practices (What We Do)
✓      Pay for Performance – Our executives’ total compensation is heavily weighted toward performance-based pay. Our annual incentive program is based on performance against key financial and operational metrics. The ultimate value delivered by our LTIP is tied to performance of both absolute and relative shareholder return.

✓      Executive Ownership Guidelines – We have adopted stock ownership guidelines for our executives and directors that are consistent with good corporate governance practices. The requirements are 6x base salary for our CEO, 3x for our CFO, 2x for other officers, and 5x annual cash compensation for non-employee directors.

✓      External Benchmarking – Our Compensation Committee reviews competitive compensation data based on an appropriate group of exploration and production peer companies prior to making annual compensation decisions.

✓      Double-Trigger Severance – Upon a change in control, our Executive Severance Plan (the CIC Plan) confers cash severance benefits only if the employee is actually or constructively terminated by the Company within three years following a change in control.

✓      Independent Compensation Consultant – The Compensation Committee has engaged an independent executive compensation advisor who reports directly to the Compensation Committee and provides no other services to the Company.

✓ Review of Tally Sheets – Our Compensation Committee reviews tally sheets prior to making annual executive compensation decisions.
✓      Annual Risk Assessment of Compensation Practices – The Compensation Committee conducts an annual risk assessment to carefully consider the degree to which compensation plans and decisions affect risk taking. We do not believe that any of the compensation arrangements in place create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Compensation Practices We Have Not Implemented (What We Don't Do)
X No Golden Parachute Excise Tax Gross-Ups – We do not provide golden parachute excise tax gross-ups in our Executive Severance Plan or elsewhere.
X No Repricing – Our 2010 Long-Term Stock Incentive Plan (LTSIP) does not permit the repricing of underwater stock options without shareholder approval.
X No Hedging, Pledging or Derivatives Trading of QEP Stock – These practices are strictly prohibited for all officers, directors and employees of the Company.
X      No Excessive Perquisites – Our supplemental retirement programs are limited to restoring the benefits lost under our qualified retirement plans and eligibility is not limited to executives. We offer limited perquisites to our NEOs, consistent with the perquisites offered by our peer companies, that are intended to offset the cost of tax preparation, financial planning and related expenses.

X No Employment Agreements – We have no employment agreements with any executive officers.

Compensation Philosophy

The principal tenets of our compensation philosophy are as follows:

Our executive compensation programs should be competitive with our peers to attract, retain and reward effective leaders. We evaluate the range of current industry compensation practices to provide external benchmarks that help to guide our executive compensation structure. Our Compensation Committee determines individual total compensation targets within this framework to provide compensation that correlates with the Company’s relative performance to peers. We do not, however, target a specific percentile of the peer market data. This approach provides the flexibility needed to manage our executive compensation programs to meet our current business needs.

Our executive compensation programs should be designed to support a performance-based culture. The majority of each executive’s compensation is therefore at risk and based on attainment of short-term goals, long-term performance relative to our peers, and total shareholder return for QEP and, as applicable, QEPM.

Our executive compensation programs should be designed to align our executives’ interest with those of our stockholders. A substantial portion of our compensation is provided in the form of long-term equity incentives that tie executive pay to stock and, as applicable, unit performance. In addition, we require each of our NEOs to meet rigorous stock ownership guidelines.

Our executive compensation programs should encourage appropriate risk management. The Compensation Committee believes that effective leadership in the oil and gas business requires taking prudent business risks while discouraging excessive risk-taking. To encourage this balance, the Compensation Committee has structured our compensation to include extended three-year vesting schedules on all LTI awards, and to base at least a portion of annual incentive awards on meeting strategic objectives regarding safety, legal and regulatory compliance. Annually, the Consultant conducts a risk assessment review of our compensation programs to ensure that our programs do not encourage executives to take inappropriate or excessive risks. In addition, we strictly prohibit hedging, pledging or derivatives trading of QEP stock.

Compensation Elements
Our compensation program for NEOs aligns with our compensation philosophy and is comprised of elements designed to address a variety of objectives. The incentive programs that make up the variable elements of total compensation fall under two primary compensation plans: the LTSIP and the QEP Resources, Inc. Cash Incentive Plan (CIP). Additionally, certain of our executives receive benefits under the QEP Midstream Partners, LP 2013 Long-Term Incentive Plan (QEPM LTIP).

The table below highlights each element of our compensation program and the primary role of such element in achieving our compensation objectives. Refer to each specific section for more details on each program.

Compensation Element	Role in Total Compensation
Base Salary	• Provides fixed compensation based on an individual’s skills, experience and proficiency, market competitive data, and the relative value of the individual’s role within the Company.
Annual Incentive Program
• Rewards annual Company performance;
• Aligns participants' compensation with short-term financial and operational objectives specific to each calendar year;
• Motivates participants to meet or exceed internal and external performance expectations;
• Communicates the Compensation Committee’s evaluation of annual Company performance; and
• Recognizes individual contributions to the organization’s results.
• Metrics for 2013 included Adjusted EBITDA, oil and total production goals as well as the Committee's evaluation of performance on key strategic objectives, including but not limited to the formation of an MLP for our midstream assets and execution on our new Williston Basin assets in North Dakota.

Long-Term Incentives ✓ Performance Share Units ✓ Restricted Stock ✓ Stock Options ✓QEPM Phantom Units
• Rewards long-term performance, directly aligned with shareholder interests;
• Provides a strong performance-based equity component;
• Recognizes and rewards share performance relative to industry peers through PSUs based on relative TSR;
• Aligns compensation with sustained long-term value creation;
• Allows executives to acquire a meaningful and sustained ownership stake; and
• Fosters executive retention by vesting awards over multiple years.

Benefits ✓ Health & Welfare ✓ Retirement ✓ Deferred Compensation Benefits ✓ Other
• Helps QEP attract and retain executive talent and remain competitive in our industry by offering a comprehensive employee benefits package;
• Provides health and welfare benefits comparable to those provided to all other employees;
• Provides financial security in the event of various individual risks and maximizes the efficiency of tax-advantaged compensation vehicles; and
• Provides limited perquisites consistent with those offered by our peer companies.

Termination Benefits ✓ Executive Severance Plan (CIC) ✓ Basic Severance Plan	• Attracts and retains executives in a competitive and changing industry; and • Ensures executives act in the best interests of stockholders in times of heightened uncertainty.

Compensation Mix
Our pay-for-performance philosophy is demonstrated in the mix of compensation that we provide for our NEOs. A significant portion of our executive officers’ compensation is in the form of annual and long-term cash incentives under the CIP and long-term equity incentives under the LTSIP. Each of these incentives plays a role in aligning pay with performance and the long-term financial interests of our executives with those of our shareholders.

The graph below identifies the mix of at-risk pay (incentives) as a percentage of target total compensation (excluding health, welfare and termination benefits) for the 2013 compensation period.

Key Executive Compensation Design Policies and Considerations
Following are important policies and factors considered by our Compensation Committee when structuring our executive compensation.

Executive Share Ownership Requirements
We have established stock ownership guidelines for executive officers with the goal of promoting ownership of our common stock and aligning the interests of our executive officers with those of our shareholders. The ownership guidelines are currently established at the following minimum levels:1

Named Executive Officer	Guideline	Ownership Status as of 12/31/13
Mr. Stanley	6x base salary	Exceeds
Mr. Doleshek	3x base salary	Exceeds
Mr. Neese	2x base salary	Exceeds
Mr. Torgerson	2x base salary	Exceeds
Mr. Woosley	2x base salary	N/A2

1.
Our executives are required to achieve the applicable level of stock ownership within five years of the date the person first becomes an officer. Shares that count towards satisfaction of the guidelines include shares owned outright by the executive, restricted shares, shares held in the EIP and phantom stock units attributable to deferred compensation under the QEP Deferred Compensation Wrap Plan, but exclude options, PSUs and equity in QEPM.

2.     Mr. Woosley has been an officer for only two years; therefore he has until August 2017 to comply with the executive share ownership requirements.

Tax and Accounting Considerations
Our Compensation Committee considers tax and accounting rules and regulations when structuring the executive compensation paid to our NEOs, including the following:

•
Under Section 280G and Section 4999 of the Code, compensation that is granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to “excess parachute payments” and, to such extent, will be non-deductible by the Company and will be subject to a 20% excise tax payable by the executive. Our compensation arrangements do not provide for gross-ups for this excise tax.

•
Section 162(m) of the Code generally precludes us from deducting for tax purposes compensation paid in excess of $1,000,000 in any taxable year to any NEO listed in the Summary Compensation Table who is employed by us at the end of such taxable year (other than our CFO), unless the compensation is “performance-based compensation” and meets certain other requirements. Our policy is primarily to design and administer compensation plans that support the achievement of short and long-term strategic objectives and enhance shareholder value. Where it is consistent with our compensation philosophy, the Compensation Committee may also attempt to structure compensation programs to comply with the performance-based compensation exception to Code Section 162(m), or that are otherwise tax-advantageous to us. Currently, only awards under our CIP can be structured in a manner intended to constitute performance-based compensation, although there is no requirement or guarantee that such awards (such as AIP awards or PSUs) will, in fact, qualify as performance-based compensation. Equity incentive awards under our LTSIP will not constitute performance-based compensation, as the LTSIP has not been approved by our shareholders subsequent to the Spin-off in 2010. We note, however, that a significant portion of equity awards to our NEOs under the LTSIP are time-vested restricted stock awards, which, although consistent with our compensation philosophy, would not qualify as performance-based compensation in any event.

•
Section 409A of the Code requires that nonqualified deferred compensation be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, the timing of payments and certain other matters. Failure to satisfy these requirements can expose our employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Our Compensation Committee endeavors to structure executive compensation in a manner that is either compliant with, or exempt from the application of, Section 409A of the Code, although there is no guarantee that any particular element of compensation will, in fact, be so compliant or exempt.

•
Fair Value of Stock-Based Payments – Awards of stock options and RSUs under the LTSIP and awards of performance share units under the CIP are accounted for under FASB ASC Topic 718 (formerly referred to as SFAS No. 123(R)). Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 requires the recognition of expense for the fair value of stock-based compensation. Our Compensation Committee considers the accounting impact in evaluating QEP’s executive compensation programs.

Compensation Risk Assessment
We annually evaluate the major risks to our business, including how risks taken by management could impact the value of executive compensation. Our Compensation Committee reviews a risk assessment (completed by the Consultant) of the Company’s executive and non-executive compensation programs. Based on this review, our Compensation Committee believes that while there are certain risks inherent in the nature of the Company’s business, the Company’s compensation program does not encourage our executives or our non-executive employees to take inappropriate or excessive risks. The risk-mitigating factors considered by our Compensation Committee included the following:

•	An appropriate balance of operating and financial performance measures;

•	An appropriate balance of fixed and at-risk compensation components;

•	A balanced mix of cash and equity, with significant weighting on LTI awards;

•	Significant stock ownership requirements for executives and policies prohibiting hedging, pledging and engaging in derivative transactions;

•	Extended three-year vesting schedules on equity grants;

•	Caps and defined thresholds for payout on incentive awards; and

•	Compensation Committee authority over plan design and final determination of actual compensation awards.

Our Compensation Committee believes that these factors encourage all of our employees to focus on QEP’s sustained long-term performance.

Prohibition on Hedging, Pledging and Derivatives Trading
The Company has a policy that prohibits directors, officers and employees from engaging in derivative transactions involving QEP stock for any purpose, including short-term trading, options trading, pledging, trading on margin and hedging.

Clawback of Compensation
After requesting updated research on this topic from the Consultant, in 2013 the Compensation Committee evaluated adding a clawback policy to our executive compensation program prior to the publication of SEC guidance on Section 954 of the Dodd-Frank Act. Although it is the intent of the Compensation Committee to implement a clawback provision for QEP executive compensation programs, the Compensation Committee decided to wait for SEC guidance to ensure that the provisions are comprehensive and meet or exceed all regulatory requirements.

Severance Protections
The Compensation Committee has established the QEP Executive Severance Compensation Plan-CIC, which provides certain benefits to our executives upon a qualifying termination after a change-in-control of the Company. These benefits are based on market practices and do not include any excise tax gross-ups. These benefits support our business strategy by encouraging our officers to consider any strategic alternatives to increase shareholder value without regard to the impact on their future employment.

In early 2014, the Committee approved the QEP Basic Executive Severance Compensation Plan (Basic Severance Plan), which provides market competitive severance benefits in situations not involving a change in control for our NEOs except Messrs. Stanley and Neese (who retired on December 31, 2013), as detailed in the Potential Payments Upon Termination or Change in Control section of this proxy statement. In addition to helping attract and retain qualified executives by offering competitive executive programs, the Basic Severance Plan establishes key parameters for severance benefits and required company protections including non-solicitation and confidentiality agreements. The plan has a two year term, expiring at the end of 2015.

The Company previously maintained employment agreements with Messrs. Stanley and Doleshek, which were entered into with a fixed three-year term when the Company separated from Questar. Those agreements expired June 30, 2013, and were not renewed. As a result, QEP no longer has any employment agreements in place.

Succession Planning
QEP conducts a comprehensive succession planning process that involves assessment across the organization of employee performance and potential as well as readiness of potential successors for key roles and developmental needs. This process also helps inform the Compensation Committee in making compensation decisions. The Compensation Committee annually reviews this process with specific focus on the CEO and his direct reports and views this as a critical process to ensure continuity of our business and to provide challenging and rewarding career opportunities for our employees.

Role of Compensation Consultant
Our Compensation Committee engaged Meridian Compensation Partners, LLC, as its compensation consultant to help ensure that our executive compensation programs are competitive and consistent with our compensation philosophy. In making this decision, the Compensation Committee considered the following:

•	The Consultant’s historical performance in supporting the Compensation Committee and its familiarity with our executive compensation programs;

•	Its extensive experience and familiarity with the compensation programs of our peer companies and sector;

•	The range of compensation services offered by the Consultant; and

•	The independence of the Consultant, considering the independence factors outlined by the NYSE.

Our Compensation Committee determined the scope of the engagement, which included:

•	Providing benchmarking data on executive and outside director compensation for the Compensation Committee to use in its decision-making process;

•	Providing input into plan design discussions and individual compensation actions, as needed;

•	Conducting an executive compensation program risk assessment;

•	Periodic plan design review and recommendations;

•	Reviewing and providing feedback on the compensation-related disclosures in our proxy statement; and

•	Informing the Compensation Committee about recent trends, best practices and other developments affecting executive compensation.

Except as set forth above, the Consultant does not provide any other services to the Company. The Consultant attended all Compensation Committee meetings, including executive sessions as requested. The Consultant met with members of management, including the CEO and Vice President, Human Resources, in carrying out these duties, but reported exclusively to our Compensation Committee. The Compensation Committee determined that the Consultant’s work in 2013 did not create any conflicts of interest.

The Company engaged BDO USA, LLP to assist with determining appropriate compensation actions in connection with the QEPM IPO. BDO assisted management in designing the compensation program for the independent directors of the board of directors of the General Partner of QEPM. Based on the information provided by BDO, the Compensation Committee made recommendations to the board of directors of the General Partner regarding QEPM IPO grants for the executives of QEPM, two of whom are NEOs of QEP. All of the compensation programs of QEPM were approved by the board of directors of the General Partner of QEPM.

Compensation Process
Our Compensation Committee is guided by the compensation philosophy described above and utilizes the expertise and objectivity of the Consultant and competitive benchmarking. The key steps in determining compensation for our NEOs are as follows:

Step 1: Establish Peer Group
Our Compensation Committee maintains a compensation peer group of companies, which consists of similarly sized, publicly traded oil and natural gas E&P companies that have similar operating and financial characteristics to us, as they represent QEP’s competition for executive talent. With the assistance of our CEO and the Consultant, our Compensation Committee reviews the composition of the peer group annually to ensure that companies remain relevant for comparative purposes.

In determining our peer group, consideration is given to a variety of operating and financial criteria. The peer group's median asset value, enterprise value and market capitalization are approximately the same as QEP’s asset value, enterprise value, and market capitalization, respectively.

The Compensation Committee referenced compensation data gathered from industry peers in 2012 in connection with its executive compensation decisions made in early 2013, including grants of equity-based compensation to and base salary increases for our NEOs. The compensation peer group referenced in that 2013 analysis included the following:

Company Name	Assets[1]($000)	Enterprise Value[1,2] ($000)	Market Cap[1,3]($000)
CABOT OIL & GAS CORP.	$4,616	$11,482	$10,447
CIMAREX ENERGY CO.	$6,305	$5,821	$4,999
DENBURY RESOURCES INC.	$11,139	$9,321	$6,084
FOREST OIL CORP.	$2,202	$2,845	$791
NEWFIELD EXPLORATION CO.	$7,912	$6,686	$3,624
NOBLE ENERGY INC.	$17,554	$20,599	$18,270
PIONEER NATURAL RESOURCES CO.	$13,069	$16,397	$13,149
PLAINS EXPLORATION & PRODUCTION CO.	$17,298	N/A	N/A
QUICKSILVER RESOURCES INC	$1,382	$2,653	$495
RANGE RESOURCES CORP.	$6,729	$13,068	$10,211
SM ENERGY CO.	$4,200	$4,778	$3,456
SOUTHWESTERN ENERGY CO.	$6,738	$13,256	$11,728
ULTRA PETROLEUM CORP.	$2,007	$4,873	$2,773
WHITING PETROLEUM CORP.	$7,272	$6,676	$5,102
WPX ENERGY INC.	$9,456	$4,233	$2,966
25th Percentile	$4,408	$4,802	$3,088
50th Percentile	$6,738	$6,681	$5,050
75th Percentile	$10,298	$12,671	$10,388
QEP RESOURCES INC.	$9,109	$8,600	$5,400
QEP Percentile Rank	67%	57%	57%

1.	Amounts are as of December 13, 2012.

2.	Enterprise value is market value plus total debt and current preferred stock, minus cash and equivalents. Source: Standard and Poor's Research Insight

3.	Market capitalization is the number of the applicable company's outstanding shares multiplied by monthly closing price per share. Source: Standard and Poor's Research Insight

In February 2013, our Compensation Committee modified the peer group for purposes of measuring the Company’s relative total shareholder return and future potential payout for PSUs granted in 2013 (for the 2013 to 2015 performance period). The Compensation Committee replaced Plains Exploration & Production (because it was acquired in May 2013) with Concho Resources, Inc.

Step 2: Determine Total Compensation Targets
At the request of our Compensation Committee, in November 2012, the Consultant conducted a benchmarking analysis to use as a reference point for assessing the competitiveness of QEP’s executive compensation programs. The peer group benchmarking analysis included the 25th, 50th, and 75th percentiles for each component of compensation (base salary, target AI, and LTIs) and total compensation for the roles of each of our executive officers, including the NEOs. Our Compensation Committee does not target a specific percentile from this analysis, but uses all the data points as guidance to inform decisions. This approach provides flexibility to the Compensation Committee to address several different factors such as proficiency in role, scope of role, succession potential and internal equity.

In addition to the competitive analysis and other support provided by the Consultant, the Vice President, Human Resources and her team also provide information to our Compensation Committee to aid the decision-making process, including executives’ current compensation information, succession potential, organizational considerations, alignment with internal employee programs and Company performance. To support specific compensation decisions, the Compensation Committee also reviews information provided by tally sheets, including but not limited to, stock ownership levels and calculations of potential payments upon various termination events.

From this analysis, and with the input and recommendations from Mr. Stanley for NEOs other than himself, in February 2013 the Compensation Committee established target total compensation levels for each NEO, including base salary, AI target and LTI award. With the support of the Consultant, the Compensation Committee recommends total compensation for Mr. Stanley, which is approved by all of the independent directors except Mr. Baker. The base salary changes were effective March 1, 2013. The LTI grants were made on February 13, 2013, and consisted of one-third PSUs, one-third stock options and one-third restricted stock.

2013 Total Compensation Targets by NEO
The Compensation Committee annually reviews each NEO’s target total compensation, adjusts the base salary and annual incentive target when warranted, and determines the LTI grant for each NEO. Below is a summary of our current NEOs’ roles, 2013 accomplishments and target total compensation levels.
Charles B. Stanley - President & CEO. Mr. Stanley provides executive leadership to QEP Resources and QEPM. His primary responsibility is to maximize long-term shareholder value creation for both organizations by providing strategic direction and organizational leadership of financial and operating performance. Effective management of communications with shareholders, potential investors and the Board are also critical components of his role.
In 2013, Mr. Stanley continued the successful execution of the Company's strategy to increase crude oil and liquids-rich production and reserves, including the development of the $1.4 billion of assets in the Williston Basin and the planned acquisition of significant crude oil properties in the Permian Basin. QEP now has a solid platform for future growth with its expanded footprint in two world-class North American crude oil provinces. By the end of 2013, crude oil and NGLs represented 29% of total company-wide production and will approach 40% by the end of 2014. This number was just 14% in 2011. In 2013, Mr. Stanley also oversaw the successful completion of the QEPM IPO and will continue to lead the Company's execution of key strategic initiatives, including the recently announced separation of QEP Field Services.
The increase in Mr. Stanley's target compensation for 2013 reflected his continued growth as a CEO and his performance during 2012, and moved him closer to the median of our peer group. The following table outlines Mr. Stanley’s total compensation target change from 2012 to 2013:

	2012	2013	% Change
Annual Base Salary	$790,000	$825,000	4%
Annual Incentive Target (% of base salary)	100%	100%	0%
Annual Incentive Target	$790,000	$825,000	4%
Long-Term Incentive Target	$4,150,000	$4,600,000	11%
Total Compensation Target	$5,730,000	$6,250,000	9%

Richard J. Doleshek - Executive Vice President and CFO. Mr. Doleshek provides executive leadership to several key corporate functions that support QEP Resources and QEPM. These functions include finance, treasury, accounting, risk, tax, information technology, internal audit and investor relations. In 2013, Mr. Doleshek led a cross-functional team through the successful completion of the QEPM IPO. Mr. Doleshek also provided the executive leadership behind QEP’s company-wide enterprise resource planning (ERP) initiative to replace critical systems and processes that support ongoing business operations. In addition, Mr. Doleshek has been instrumental in maintaining QEP’s strong financial position through major strategic decisions, including the 2012 acquisition in the Williston Basin, the Permian Basin acquisition, the QEPM IPO and several capital market transactions.
The increase in Mr. Doleshek's target compensation for 2013 reflected his continued strong contributions as both our CFO and a key member of our executive team. The following table outlines Mr. Doleshek’s total compensation target change from 2012 to 2013:

	2012	2013	% Change
Annual Base Salary	$515,000	$541,000	5%
Annual Incentive Target (% of base salary)	90%	90%	0%
Annual Incentive Target	$463,500	$486,900	5%
Long-Term Incentive Target	$2,000,000	$2,250,000	13%
Total Compensation Target	$2,978,500	$3,277,900	10%

Jay B. Neese - Executive Vice President. Throughout 2013, Mr. Neese provided executive leadership to QEP Energy to ensure that the Company maximized long-term shareholder value in its E&P business, including optimizing the development plans for various resource plays. Mr. Neese had direct accountability for the leadership of our E&P asset teams, technical and commercial services, land, acquisitions, divestitures and marketing.
Mr. Neese's target total compensation decreased from 2012 to recognize the restructuring of QEP Energy with the transition of Operations to Mr. Torgerson. The following table outlines Mr. Neese’s total compensation target change from 2012 to 2013:

	2012	2013	% Change
Annual Base Salary	$446,000	$460,000	3%
Annual Incentive Target (% of base salary)	85%	85%	0%
Annual Incentive Target	$379,100	$391,000	3%
Long-Term Incentive Target	$1,800,000	$1,500,000	(17)%
Total Compensation Target	$2,625,100	$2,351,000	(10)%

In August 2013, Mr. Neese announced his intention to retire at year-end after a very successful 35 year career with QEP and its predecessor companies. To ensure his continued service through the end of 2013 and an orderly transition to his successor, the Compensation Committee agreed to accelerate the vesting of his unvested stock options and restricted stock awards and provided a transition bonus of $158,000.

Jim Torgerson - Executive Vice President - QEP Energy. On September 1, 2013, Mr. Torgerson was promoted to Executive Vice President of QEP Energy, a newly created role that combines Mr. Neese’s asset management role with Mr. Torgerson’s previous position as Senior Vice President of Operations. As QEP’s Senior Vice President of Operations, Mr. Torgerson led Company efforts to develop resource plays, such as the South Antelope properties in the Williston Basin and the Pinedale Anticline in Wyoming, and to significantly reduce drilling costs, making QEP one of the lowest cost operators in the industry. In his new role, Mr. Torgerson provides both the strategic direction and operational leadership to maximize the long-term shareholder value of our E&P business.
Mr. Torgerson's increase in total compensation for 2013 reflects the significant increase in his responsibilities over the past two years following his promotion to Senior Vice President of Operations in 2012, and to Executive Vice President of QEP Energy in 2013. The following table outlines Mr. Torgerson’s total compensation target change from 2012 to 2013:

	2012	2013	% Change
Annual Base Salary	$400,000	$475,000	19%
Annual Incentive Target (% of base salary)	75%	85%	13%
Annual Incentive Target	$300,000	$403,750	35%
Long-Term Incentive Target	$1,200,000	$1,500,000	25%
Total Compensation Target	$1,900,000	$2,378,750	25%

Christopher K. Woosley, Vice President and General Counsel. Mr. Woosley was promoted to Vice President and General Counsel in the fourth quarter of 2012. He manages all legal affairs of the Company, including litigation, mergers and acquisitions, and support of QEP Energy, QEP Field Services and QEPM. In 2013, Mr. Woosley played a key role in the settlement of three separate divestitures of non-core assets. He regularly advised management on legal aspects of various strategic initiatives. Prior to his promotion, Mr. Woosley served as Senior Corporate Counsel.

The following table outlines the components of Mr. Woosley's total compensation target in 2013, his first year as an NEO:

2013
Annual Base Salary	$330,000
Annual Incentive Target (% of base salary)	70%
Annual Incentive Target	$231,000
Long-Term Incentive Target	$650,000
Total Compensation Target	$1,211,000

Annual Incentive Program (AIP)
Our AIP is based on key one-year financial and operational metrics, the achievement of strategic goals that drive long-term shareholder value, as well as individual performance. For 2013, AIP-Adjusted EBITDA and strategic goals remained key metrics, together comprising 70% of the total plan results (each at 35% weighting). Strategic goals provide the Compensation Committee with discretion to assess the overall performance of the company, as well as progress on identified key strategic objectives. The remaining metrics reflect our operational focus for 2013 - achievement of our crude oil production target weighted at 25% and our total production target weighted at 5%.

The following diagram summarizes the calculation of Company performance for our annual incentive program under our CIP:

The following chart shows the designated goals for each metric. Payout on each of the quantitative metrics ranges from 0% to 200%, with results interpolated between the 50% of target and 200% of target goals. Achievement of strategic objectives is determined at the discretion of our Compensation Committee and can range from 0% to 200%.

2013 Metric	Weight	50% of Target	100% of Target	150% of Target	200% of Target
AIP-Adjusted EBITDA[1] (in millions)	35%	$1,540	$1,572	$1,657	$1,765
QEP Energy oil production MMbbls	25%	9.21	10.50	11.98	14.10
QEP Energy total production Bcfe	5%	301.00	315.00	329.00	386.00
Achievement of strategic objectives	35%
Overall assessment of performance:
• Form an MLP for Wyoming and North Dakota gathering assets;
• Grow crude oil reserves and production at reasonable and profitable finding and development costs;
• Optimize corporate financial health;
• Replace corporate systems to enable timely, accurate and robust financial reporting;
• Complete accounting group restructuring and ensure all key processes are accurate and timely; and
• Work safely and respect the environment.

1.
For the purposes of the AIP, Adjusted EBITDA reported in our Annual Report on Form 10-K is adjusted to eliminate the impact (both positive and negative) of changes in crude oil, NGL and natural gas prices and to exclude other extraordinary, unusual, non-recurring or non-comparable items, as determined by our Compensation Committee.

The annual incentive payout under the CIP for individuals is calculated as follows:

Long-Term Incentives
Our LTI program is designed to align executive compensation with a focus on long-term stock price and TSR performance, both on an absolute basis and relative to industry peers. For NEOs, our Compensation Committee determines the total LTI value, which for 2013 was divided equally between the three vehicles described in the following tables. For 2014, the Compensation Committee approved a change to the weighting of the three vehicles for our NEOs to align with current market practices and increase the portion of LTI tied to TSR performance. The 2014 weighting is 40% PSUs, 20% stock options and 40% restricted stock.

PSUs. PSUs are phantom shares of stock that track the value of QEP shares but are settled in cash. PSUs align our executive compensation with QEP’s TSR relative to our peers in the industry. The value realized for PSUs is dependent on both stock price and our relative TSR performance over a three-year period. The chart below summarizes the features of the PSU grants to our NEOs.

Plan	CIP
Participants	Employees selected by the Compensation Committee, including our NEOs.
Performance Measure - Relative TSR
The payout is based on the Company’s TSR over the performance period compared to the TSR of a group of peer companies over the same period. TSR combines share price appreciation and dividends paid to determine the total return to the shareholder.

Vesting	PSUs vest at the end of a three year performance period and are payable in cash upon Board certification in the first quarter of the following year.
Number of PSUs	The number of PSUs is determined by dividing the target dollar amount of LTIP to be issued as PSUs by the closing price per share of QEP common stock on the grant date.
Peer Group
For awards with a 2013-2015 performance period, granted in February 2013, the peer group used was consistent with that used for compensation benchmarking, except that Plains Exploration and Production was replaced with Concho Resources.

Payout Scale
The payout scale is based on QEP’s percentile rank in the peer group, with interpolation between each point:
•   90th percentile or above: 200% payout
• 70th percentile: 150% payout
• 50th percentile: 100% payout
• 30th percentile: 50% payout
• Below 30th percentile: 0% payout

Payout Calculation
The actual cash payout under the program at the end of the performance period is calculated using the following formula:

Target # PSUs X Payout % X Avg Q4 stock price of the final year of the performance period

Termination Rules
In the event of a termination following a change in control, all unvested PSUs vest immediately based on performance through the change in control. The shares do not automatically vest upon any other termination circumstance. In the event of retirement, death, disability, or a qualifying termination under the Basic Severance Plan, the number of PSUs is prorated based on termination date and paid based on actual performance at the end of the applicable performance period.

Stock Options. Stock options align our executive compensation directly with the Company’s market value (or stock price) as the stock price must increase for any value to be realized. The chart below summarizes the features of the stock options granted to our NEOs.

Plan	LTSIP
Participants	Officers of the Company, including our NEOs.
Strike Price	The strike price is the price at which the holder of the stock option may purchase a share of common stock and is equal to the closing price per share of QEP common stock on the date of grant.
Vesting	The vesting schedule of the grants extends over a three-year period, with one-third of the shares vesting each year, a feature that encourages retention.
Term	Stock options expire seven years from the date of grant if not earlier exercised or forfeited.
Number of Options	The number of options is determined by dividing the target dollar amount of LTI to be issued as options by the value of a stock option, determined using the Black-Scholes-Merton method.
Termination Rules
In the event of a change in control, death or disability or in the case of all NEOs except Mr. Stanley, a qualifying termination under the Basic Severance Plan, all unvested options vest immediately. Unvested options are forfeited upon any other termination circumstance.

Other	The LTSIP does not permit backdating, discounting or repricing of stock options without shareholder approval.

Restricted Stock. Restricted stock aligns our executive compensation directly with the Company’s market value (or stock price), encourages retention and increases employee ownership in the Company. The chart below summarizes the features of the restricted stock granted to our NEOs.

Plan	LTSIP
Participants	Employees selected by the Compensation Committee, including our NEOs.
Vesting	The vesting schedule of the grants extends over a three-year period, with one-third of the shares vesting each year, a feature that encourages retention.
Number of Shares	The number of shares is determined by dividing the target dollar amount of LTIP to be issued as restricted stock by the closing price per share of QEP common stock on the grant date.
Dividends	Dividends are paid on unvested (restricted) shares.
Termination Rules
In the event of a change in control, death or disability or in the case of all NEOs except Mr. Stanley, a qualifying termination under our Basic Severance plan, all unvested shares vest immediately. Unvested shares are forfeited upon any other termination circumstance.

QEPM Phantom Units. To reward certain executives for their work in completing the QEPM IPO and to align the interests of these executives with the interests of QEPM unit holders, the Compensation Committee recommended, and the board of directors of the General Partner approved, an award of QEPM phantom units that were granted at the time of the QEPM IPO. The terms and conditions are similar to our QEP restricted stock. The chart below summarizes the features of the QEPM phantom unit grants.

Plan	QEPM LTIP
Participants
The initial participants in this program were recommended by the Compensation Committee and approved by the board of directors of the QEPM General Partner based on their direct contribution to the IPO of QEPM. In the future, participants will be employees who directly support our midstream business, as selected by the Compensation Committee and approved by the QEPM Board.

Vesting	The vesting schedule of the grants extends over a three-year period, with one-third of the units vesting each year, a feature that encourages retention.
Number of Shares	The number of units is determined by dividing the target dollar amount to be issued as phantom units by the closing price per share of QEPM common units on the grant date.
Distributions	QEPM distributions are paid on unvested phantom units.
Termination Rules	In the event of a change in control of QEPM or QEP, death or disability, all unvested units vest immediately. Unvested units are forfeited upon any other termination circumstance.

Step 3: Evaluate Performance
A critical step in our compensation process is aligning pay to performance. Our Compensation Committee considers both long-term and short-term factors when assessing the overall performance of the Company. The Compensation Committee discusses strategic matters and long-term priorities, as well as progress against the AIP metrics and under the PSU program (based on relative TSR) at each quarterly meeting.

Our Board of Directors, with the Consultant, conducts an evaluation of the CEO’s performance at the end of each year. This process begins with Mr. Stanley providing a written self-evaluation to the non-employee directors. The February Board meeting agenda includes a discussion of the feedback between Mr. Stanley and the non-employee directors facilitated by the Consultant. From this assessment, and with data supplied by the Consultant, the Compensation Committee recommends total compensation for Mr. Stanley, which is approved by all of the independent directors except Mr. Baker.

When assessing the individual performance of our other NEOs, our Compensation Committee considers input from the CEO as well as progress on important Company initiatives and overall performance of the areas within each NEO's accountability.

2011-2013 PSU Performance Cycle
Our executive compensation programs are designed to align with shareholders. Specifically in our PSU plan, changes in TSR are reflected in our management team's realizable compensation. The awards granted in February 2011 for the 2011-2013 performance cycle were eligible to vest upon the end of the performance cycle on December 31, 2013, subject to certification by the Compensation Committee. The Committee evaluated TSR performance during the performance period against our peers. QEP's TSR ranked at the 31st percentile of our peers, which resulted in the vesting of 52% of the targeted number of PSUs.

The payout on the PSUs for the performance period 2011-2013 was as follows:

Name	Target PSUs	Payout Percentage	Earned PSUs	Payout
Mr. Stanley	32,421	52%	16,859	$528,712
Mr. Doleshek	15,784	52%	8,208	$257,410
Mr. Neese	14,078	52%	7,321	$229,593
Mr. Torgerson	6,399	52%	3,328	$104,369
Mr. Woosley[1]	N/A	N/A	N/A	N/A

1.    Mr. Woosley was not eligible for PSUs in 2011, as this was prior to his promotion.

2013 Company Performance
In assessing our performance against incentive plan metrics and strategic goals established at the beginning of the year, the Compensation Committee noted the significant progress made in strategically repositioning QEP to have a more balanced and focused asset portfolio with a greater percentage of crude oil and liquids production. This progress included strong execution on new assets in the Williston Basin of North Dakota, and the identification and signing of an agreement to acquire select Permian Basin assets that we believe will further increase our crude oil production. In addition, the Committee recognized the success of the QEPM IPO as well as the reduction of debt following the 2012 Williston acquisition. The following chart shows our 2013 results.

2013 Incentive Plan Metric	Weighting	Company Performance	Payout Level
AIP-Adjusted EBITDA	35%	• Achieved AIP-Adjusted EBITDA of $1,569.3 million[1]	96%
QEP Energy oil production	25%	• Produced 10.20 MMBbls	88%
QEP Energy total production	5%	• Produced 309 Bcfe	81%
Strategic objectives	35%	• Above target achievement; see performance highlights below	115%
Overall Company Score			100%

1.
For 2013, the Adjusted EBITDA reported in our Annual Report on Form 10-K of $1,536.7 million was adjusted as follows to determine the AIP-Adjusted EBITDA of $1,569.3 million: (a) increased by $20.2 million to eliminate the net effect of changes in commodity prices between the prices as of January 23, 2013, the commodity price used by the Compensation Committee to set the plan targets, and the prices as of December 31, 2013; and (b) increased by $12.4 million to recognize expenses associated with the formation of QEPM.

Performance Highlights: Strategic Objectives
Form an MLP for Wyoming and North Dakota gathering assets:

•	Filed registration statement for QEPM, received SEC approval and completed one of the largest midstream MLP IPOs in record time; and

•	IPO priced on the high end of the range, valued at more than $1.1 billion with net proceeds of approximately $450 million.
Grow crude oil reserves and production at reasonable and profitable finding and development costs:

•	Grew oil production by 62% over 2012 level, representing 20% of total equivalent production volumes, compared to 12% of 2012 total equivalent production volumes;

•	Grew oil proved reserves by 25% over 2012 level;

•	Controlled capital and operating expenses, especially in the Bakken oil play; and

•
Staffed and restructured the New Ventures/Acquisition & Development team, which evaluated and ranked oil, liquids-rich and natural gas plays across the United States, including the identification of our Permian Basin acquisition in late 2013.

Optimize corporate financial health:

•	Reduced debt as a multiple of Adjusted EBITDA from 2.3x (end of 2012) to 2.0x Adjusted EBITDA (end of 2013) via sale of non-core assets and completion of the QEPM IPO;

•	Maintained capital expenditures within $50 million of budgeted Adjusted EBITDA; and

•	Generated $150 million in realized gains from our commodity risk management program.
Replace corporate systems to enable timely, accurate and robust financial reporting:

•	Successfully replaced accounts payable and production reporting systems

•	Completed all requirements for new corporate accounting system

•	Made significant progress on implementing new land/division order system; and

•	Improved key processes across business functions in preparation for system changeover
Complete accounting group restructuring and ensure all key processes are accurate and timely:

•	Consolidated all accounting functions in Denver (from Salt Lake City);

•	Improved accrual processes for all lines of business; and

•	Increased efficiency of the accounts payable function, reduced the invoice backlog by over 90%, and reduced average time to process invoices by over 85%.
Work safely and respect the environment:

•	Significant progress in developing and implementing new QEP Health Safety and Environmental (HSE) standards;

•	Contractor HSE review program initiated; and

•	Key leading and trailing indicators improved versus 3-year average (e.g. increased reporting of near misses, decreased total recordable injury rate).

2013 AIP Payouts
In addition to determining the payout based on overall Company performance, our Compensation Committee, in its sole discretion, may adjust (increase or decrease) the cash award otherwise payable to any NEO based on an individual’s performance during the year.

In February 2014, the Compensation Committee determined 2013 AIP awards based on Company and individual performance, as described below. Each NEO had strong performance, as discussed above. For this performance year, the Compensation Committee did not exercise discretion, up or down, on individual payouts outside of the discretion applied to the strategic objectives component of the Company score. Therefore, the individual performance score for each NEO is shown as 100% in the table below. The following table shows the payout on the 2013 AIP awards.

Name	Base Salary	Target % of Base Salary	Company Score	Individual Performance Score	Annual Incentive Payout
Mr. Stanley	$825,000	100%	100%	100%	$825,000
Mr. Doleshek	$541,000	90%	100%	100%	$486,900
Mr. Neese	$460,000	85%	100%	100%	$391,000
Mr. Torgerson	$475,000	85%	100%	100%	$403,750
Mr. Woosley	$330,000	70%	100%	100%	$231,000

COMPENSATION TABLES

Summary Compensation Table
The following table summarizes the total compensation paid to our NEOs for services rendered during the fiscal years ended 2013, 2012 and 2011:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation	Total
(a)	(b)	($)	($)	($)[1]	($)[2,7]	($)[3]	($)[4]	($)[5,7]	($)[6,7]
		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Charles B. Stanley Chairman, President, and CEO	2013	819,167	0	3,286,998	1,533,348	825,000	0	116,817	6,581,330
	2012	783,333	0	2,766,724	1,309,172	955,900	1,872,501	120,650	7,808,280
	2011	745,000	0	2,533,377	1,195,454	1,087,500	1,078,612	130,855	6,770,798
Richard J. Doleshek Executive Vice President and CFO	2013	536,667	0	1,665,261	750,006	486,900	104,412	74,285	3,617,531
	2012	510,833	0	1,333,335	630,924	560,835	746,772	77,455	3,860,154
	2011	486,667	0	1,233,362	582,010	639,450	290,528	113,410	3,345,427
Jay B. Neese Executive Vice President (retired 12/31/13)	2013	505,954 [8]	158,000 [9]	1,000,044	500,014	391,000	1,197,326	1,782,169	5,534,507
	2012	442,500	0	1,200,032	567,834	458,711	2,210,158	66,426	4,945,661
	2011	416,667	0	1,100,055	519,087	523,813	1,202,656	80,612	3,842,890
Jim E. Torgerson Executive Vice President – QEP Energy	2013	435,000	0	995,297	483,376	403,750	0	73,965	2,391,388
	2012	366,667	0	800,001	378,566	363,000	0	57,718	1,965,952
	2011	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Christopher K. Woosley Vice President and General Counsel	2013	325,000	0	433,366	216,671	231,000	0	200,155	1,406,192
	2012	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2011	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

1.
Amounts include awards of PSUs granted under the CIP, restricted stock granted under the LTSIP, and, in the case of Messrs. Stanley and Doleshek, QEPM phantom units granted under the QEPM LTIP as NEOs of QEPM, in each case calculated based on the grant date fair values determined in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures), as follows:

Name	Performance Share Units ($)[a,b]	Restricted Stock ($)[b]	QEPM Phantom Units ($)[c]
Mr. Stanley	1,533,349	1,533,349	220,300
Mr. Doleshek	750,018	750,018	165,225
Mr. Neese	500,022	500,022	—
Mr. Torgerson	495,284	500,013	—
Mr. Woosley	216,683	216,683	—

a.
The maximum grant date values of the PSUs (based upon QEP's common stock price on the date of issuance, and assuming that each individual ultimately earned 200% of the total number of PSUs granted) are as follows: Mr. Stanley - $3,066,698; Mr. Doleshek - $1,500,036; Mr. Neese - $1,000,044; Mr. Torgerson - $990,568; and Mr. Woosley - $433,366.

b.	The grant date fair values for the 2013 PSU and restricted stock awards were determined by multiplying the number of units/shares awarded times the QEP stock price on the date of grant.

c.
In connection with the consummation of the QEPM IPO, Messrs. Stanley and Doleshek received 10,000 and 7,500 QEPM phantom units, respectively, for their service in connection with the QEPM IPO.  The grant date fair values of the awards of QEPM phantom units were determined in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures), using the public offering price of $22.03 per common unit of QEPM on August 14, 2013, the date of grant. The only compensation received directly from QEPM by Messrs. Stanley and Doleshek are the QEPM phantom units.  The values of the QEPM phantom units also appear in the Summary Compensation Table for QEPM.  Pursuant to the Omnibus Agreement QEPM pays an annual administrative fee to the Company for general and administrative services, including the services of Messrs. Stanley and Doleshek, but none of that administrative fee is paid directly to Messrs. Stanley or Doleshek or included in the Company’s Summary Compensation Table.

2.
The dollar amount indicated in column (f) is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in determining the grant date fair value of these awards are described in Note 11 to the consolidated financial statements included in Item 8 of Part II of the 2013 Form 10-K.

3.	The amounts in column (g) reflect the annual cash incentive awards for 2013 that were determined by the Compensation Committee and paid out on March 3, 2014.

4.
The amounts in column (h) represent the actuarial change in the present value of the NEO’s benefits under the QEP Resources, Inc. Retirement Plan and the QEP Resources, Inc. Supplemental Executive Retirement Plan. These estimates are determined using interest-rate and mortality-rate assumptions consistent with those used in the consolidated financial statements included in Item 8 of Part II of the 2013 Form 10-K. The amount for Mr. Stanley is shown as zero, because the change in the actuarial present value was a negative amount (i.e. a loss in value of $110,231). Messrs. Torgerson and Woosley are not eligible to participate in these closed plans. The amounts in column (h) do not include any Nonqualified Deferred Compensation earnings because such earnings, as reflected in the Nonqualified Deferred Compensation table column (d), do not consist of any above-market or preferential earnings.

5.	Items included in column (i) (All Other Compensation) are detailed below.

Name	Employer Match to Savings Plans ($)[a]	Officer Allowance ($)[b]	Acceleration of Vesting on Equity ($)		Relocation Benefit ($)[c]	Personal Use of Company Airplane ($)[d]	Total
Mr. Stanley	$106,417	$10,400	N/A			$—	$116,817
Mr. Doleshek	$65,785	$8,500	N/A			$—	$74,285
Mr. Neese	$55,008	$9,000	$1,718,161	[e]		$—	$1,782,169
Mr. Torgerson	$63,465	$10,500	N/A			$—	$73,965
Mr. Woosley	$37,396	$8,500	N/A		$154,259	$—	$200,155

a.
Amounts include employer matches to the 401(k) Plan, and the Deferred Compensation Wrap Plan. Employer matches under the Deferred Compensation Wrap Plan are as set forth in column (c) to the Nonqualified Deferred Compensation table.

b.
The officer allowance is based on current market practices to offset the cost of tax preparation, financial planning, and other expenses. For Messrs. Stanley, Neese and Torgerson this amount also includes reimbursement for expenses related to an administrative error.

c.
The amount of the relocation benefit received by Mr. Woosley in connection with his relocation to our corporate headquarters in Denver includes $31,146 to reimburse Mr. Woosley for the taxable nature of a portion of the relocation benefits, pursuant to the terms of our relocation policy for all employees.

d.
Personal use of the Company’s aircraft by NEOs was permitted on a limited basis only on flights that were otherwise being made for business purposes; therefore, the aggregate incremental cost to the Company for such personal use in each case was zero.

e.
In connection with Mr. Neese's retirement on December 31, 2013, the Compensation Committee amended the terms of his restricted stock agreements and option agreements under the LTSIP to accelerate the vesting in full of 39,924 shares of restricted stock and stock options to purchase 67,966 shares of common stock on December 27, 2013. Amount shown is the fair value calculated as of the date of the modification pursuant to FASB ASC Topic 718 (excluding the effect of estimated forfeitures).

6.	As reflected in the Summary Compensation Table above, the salary received by each of our NEOs as a percentage of their respective total compensation during the year indicated was as follows:

Name	Year	Percentage of Total Compensation
Mr. Stanley	2013	12.4%
	2012	10.0%
	2011	11.0%
Mr. Doleshek	2013	14.8%
	2012	13.2%
	2011	14.5%
Mr. Neese	2013	9.1%
	2012	8.9%
	2011	10.8%
Mr. Torgerson	2013	18.2%
	2012	18.7%
Mr. Woosley	2013	23.1%

7.
Amounts for 2011 and 2012 have been adjusted to address the following: (a) the grant date fair values included in the Option Awards column previously reflected assumptions provided to the Compensation Committee by the Consultant, which differed slightly from the assumptions used in QEP’s audited financial statements, and (b) amounts in the All Other Contributions column previously omitted the Company’s matching contributions under the Deferred Compensation Wrap Plan, though the amounts were disclosed in the Nonqualified Deferred Compensation table. The Company does not believe these adjustments are material.

8.	Salary for Mr. Neese includes $48,287 of accrued vacation, which was payable upon his retirement.

9.
Mr. Neese agreed to defer his retirement until December 31, 2013, and the Company agreed to pay Mr. Neese a $158,000 transition bonus, with such bonus contingent upon Mr. Neese's diligent assistance in the orderly and successful transition of responsibilities to his successor by year-end 2013.

Grants of Plan-Based Awards for 2013
This table shows the plan-based awards granted to the NEOs during 2013. For non-equity and equity incentive plans, it sets forth the ranges of possible awards. For stock awards, the table shows the number of shares or options granted and the grant date fair values of those awards.

Name	Grant Date			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Share)[5]	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charles B. Stanley	02/14/13	AIP	[1]	20,625	825,000	1,650,000
	02/13/13	PSU	[2]				25,454	50,908	101,816				1,533,349
	02/13/13	SO	[3]								100,088	30.12	1,533,348
	02/13/13	RS	[4]							50,908			1,533,349
	08/14/13	QEPM	[6]							10,000			220,300
Richard J. Doleshek	02/14/13	AIP	[1]	12,173	486,900	973,800
	02/13/13	PSU	[2]				12,451	24,901	49,802				750,018
	02/13/13	SO	[3]								48,956	30.12	750,006
	02/13/13	RS	[4]							24,901			750,018
	08/14/13	QEPM	[6]							7,500			165,225
Jay B. Neese	02/14/13	AIP	[1]	9,775	391,000	782,000
	02/13/13	PSU	[2]				8,301	16,601	33,202				500,022
	02/13/13	SO	[3]								32,638	30.12	500,014
	02/13/13	RS	[4]							16,601			500,022
Jim E. Torgerson	02/14/13	AIP	[1]	10,094	403,750	807,500
	02/13/13	PSU	[2]				7,194	14,387	28,774				433,336
	09/03/13	PSU	[2,7]				1,107	2,214	4,428				61,948
	02/13/13	SO	[3]								28,286	30.12	433,342
	09/03/13	SO	[3,7]								5,090	27.98	50,035
	02/13/13	RS	[4]							14,387			433,336
	09/03/13	RS	[4,7]							2,383			66,676
Christopher K. Woosley	02/14/13	AIP	[1]	5,775	231,000	462,000
	02/13/13	PSU	[2]				3,597	7,194	14,388				216,683
	02/13/13	SO	[3]								14,143	30.12	216,671
	02/13/13	RS	[4]							7,194			216,683

1.
The amounts included in these columns reflect estimated future cash payouts under the annual incentive program of our CIP based on actual base salaries for 2013. If threshold levels of performance are not met, then actual payout could be zero. Actual incentive payouts during 2013 are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

2.
This row represents the range of the number of PSUs that may be earned with respect to PSUs granted pursuant to our CIP in 2013. Payment for earned awards is made in cash after the end of the performance period.

3.	This row shows options granted pursuant to our LTSIP during 2013.

4.	This row shows grants of restricted stock pursuant to our LTSIP during 2013.

5.	This price represents the closing price per share of QEP common stock on grant date.

6.
These rows reflect QEPM phantom units received by Mr. Stanley and Mr. Doleshek in connection with the successful QEPM IPO in August 2013. The QEPM phantom units vest in three equal annual installments and also vest in full if the recipient dies or becomes disabled and upon a change in control of QEPM or QEP. The QEPM phantom units were granted in tandem with distribution equivalent rights.

7.	Mr. Torgerson received additional awards of PSUs, restricted stock and stock options in connection with his promotion on September 1, 2013, to Executive Vice President of QEP Energy.

Outstanding Equity Awards at Fiscal Year-End 2013
This table shows outstanding equity awards for the NEOs. All values shown are as of December 31, 2013.

Option Awards[9]						Stock Awards
						Restricted Stock[9]				PSUs
Name (a)	Shares of Common Stock Underlying Unexercised Options Exercisable (#) (b)	Shares of Common Stock Underlying Unexercised Options Unexercisable (#) (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Charles B. Stanley	60,000	0		27.84	2/13/2015	10,807	[1]	331,235
	108,000	0		23.98	3/5/2016	10,235	[2]	313,703
	62,000	0		27.55	3/5/2017	29,846	[3]	914,780
	42,392	21,196	[1]	39.07	2/25/2018	50,908	[4]	1,560,330
	30,117	60,233	[3]	30.90	2/13/2019	10,000	[10]	232,200	[10]	44,769	[7]	1,372,170
	0	100,088	[4]	30.12	2/13/2020					50,908	[8]	1,560,330
Richard J. Doleshek	100,000	0		22.95	5/7/2016	5,261	[1]	161,250
	30,000	0		27.55	3/5/2017	6,823	[2]	209,125
	20,639	10,319	[1]	39.07	2/25/2018	14,383	[3]	440,839
	14,514	29,028	[3]	30.90	2/13/2019	24,901	[4]	763,216		21,575	[7]	661,274
	0	48,956	[4]	30.12	2/13/2020	7,500	[10]	174,150	[10]	24,901	[8]	763,216
Jay B. Neese	80,000	0		23.98	3/5/2016
	30,000	0		27.55	3/5/2017
	27,611	0	[11]	39.07	2/25/2018
	39,188	0	[11]	30.90	2/13/2019					12,946	[7]	396,795
	32,638	0	[11]	30.12	2/13/2020					5,534	[8,12]	169,617
Jim E. Torgerson	75,000	0		19.37	10/28/2015	2,133	[1]	65,376
	10,000	0		23.98	3/5/2016	3,411	[2]	104,547
	16,000	0		27.55	3/5/2017	8,630	[3]	264,510
	8,368	4,183	[1]	39.07	2/25/2018	14,387	[4]	440,962
	8,709	17,417	[3]	30.90	2/13/2019	21,133	[5]	647,726		12,945	[7]	396,764
	0	28,286	[4]	30.12	2/13/2020					14,387	[8]	440,962
	0	5,090	[5]	27.98	9/3/2020					2,214	[8]	67,859
Christopher K. Woosley	3,298	6,594	[6]	28.67	8/1/2019	341	[1]	10,452		4,315	[7]	132,255
	0	14,143	[4]	30.12	2/13/2020	3,236	[3]	99,183		7,194	[8]	220,496
						3,100	[6]	95,015
						7,194	[4]	220,496

1. These shares vested on March 5, 2014.

2.	These shares will vest on September 5, 2014.
3. 50% of these shares vested on March 5, 2014 and 50% will vest on March 5, 2015.
4. 33.3% of these shares vested on March 5, 2014; 33.3% will vest on March 5, 2015; and 33.3% will vest on March 5, 2016.
5. 33.3% of these shares will vest on September 5, 2014; 33.3% will vest on September 5, 2015; and 33.3% will vest on September 5, 2016.
6. 50% of these shares will vest on September 5, 2014 and 50% will vest on September 5, 2015.
7. These shares will vest on December 31, 2014 (the end of the three-year performance period covered by the PSU) but are not payable until Board certification, which occurs in the first quarter of the following year. These amounts represent the target number of PSUs awarded under our CIP. Each PSU represents a contingent right to receive the fair market value of one share of QEP common stock. The actual number of shares that may be earned (and, therefore, the actual cash payout amount) will range from 0% to 200% of the number of PSUs awarded, depending on QEP’s relative TSR in comparison to a peer group of companies during the three-year period ending December 31, 2014.
8. These shares will vest on December 31, 2015 (the end of the three-year performance period covered by the PSU) but are not payable until Board certification, which occurs in the first quarter of the following year. These amounts represent the target number of PSUs awarded under our CIP. Each PSU represents a contingent right to receive the fair market value of one share of QEP common stock. The actual number of shares that may be earned (and, therefore, the actual cash payout amount) will range from 0% to 200% of the number of PSUs awarded, depending on QEP’s relative TSR in comparison to a peer group of companies during the three-year period ending December 31, 2015.
9. This table does not include outstanding Questar stock options granted prior to the Spin-off in 2010. Information regarding the treatment of equity awards at the time of the Spin-off is provided in our 2011 proxy statement.
10. QEPM Phantom Units vest in three equal annual installments on the anniversary of the date of grant (8/14/13). The values as of year-end are based on market price of QEPM units on 12/31/13.
11. Upon Mr. Neese's retirement, the Compensation Committee accelerated the vesting of his unvested stock option awards.
12. This number reflects net PSUs after forfeitures upon retirement.

Option Exercises and Stock Vested in 2013

	Options Exercised[1]		Stock Awards[1,2]
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Stanley	150,000	$3,057,000	102,671	$3,085,365
Mr. Doleshek	0	$0	72,999	$2,189,334
Mr. Neese	0	$0	90,880	$2,758,465
Mr. Torgerson	0	$0	22,104	$650,934
Mr. Woosley	0	$0	3,777	$110,627

1.	This table does not reflect Questar stock option exercises or vesting of Questar restricted stock in 2013.

2.
Amounts shown in these columns reflect restricted stock awards that vested during 2013 and payouts of PSUs for the 2011-2013 performance period. The values realized on vesting of the restricted stock are calculated based on the closing price per share of QEP common stock on the vesting date multiplied by the number of shares vested, and the values realized on payout of the PSUs are calculated based on the average closing price per share of QEP common stock during the final quarter of the performance period multiplied by the number of PSUs earned (52% of PSUs granted in 2011), pursuant to the terms of the PSU awards, as follows:

	Restricted Stock		PSUs
	Number of Shares	Value Realized	Number of PSUs	Value Realized
Mr. Stanley	85,812	$2,556,653	16,859	$528,712
Mr. Doleshek	64,791	$1,931,924	8,208	$257,410
Mr. Neese	83,559	$2,528,872	7,321	$229,593
Mr. Torgerson	18,776	$546,565	3,328	$104,369
Mr. Woosley	3,777	$110,627	0	$0

Retirement Plans

QEP Retirement Plan
The Company maintains the QEP Resources, Inc. Retirement Plan (Retirement Plan), which is a defined benefit pension plan closed to new participants. At the time of the Spin-off, the assets and liabilities for all active QEP participants in the Questar Retirement Plan were apportioned to the trust of the new Retirement Plan. Also as of June 30, 2010, the NEOs (and other executives) who participated in both the Questar Retirement Plan and the Questar Supplemental Executive Retirement Plan had their Retirement Plan benefits “frozen” and therefore ceased to accrue future benefits under the Retirement Plan. Instead, each affected NEO and said group of executives will receive all future retirement plan benefits under the QEP Resources, Inc. Supplemental Executive Retirement Plan (SERP) described below.

Supplemental Executive Retirement Plan
Certain NEOs and other key employees participate in the SERP, which generally provides highly compensated employees with supplemental retirement benefits to compensate for the limitations imposed by federal tax laws on benefits payable from the tax-qualified defined benefit pension plan. Participation in the SERP is limited to eligible individuals (i) whose annual compensation is expected to exceed the IRS-imposed compensation cap ($255,000 in 2013) that can be taken into account in determining benefits under the Retirement Plan and/or (ii) who have deferred compensation pursuant to the terms of the Deferred Compensation Wrap Plan. For individuals who became participants in the SERP after the Spin-off date, the SERP generally provides benefits equal to the difference between the benefits payable under the QEP Retirement Plan and the benefits that would be payable under such plan if the limits on the annual compensation were not applicable and if the participant had not voluntarily chosen to defer any compensation under the terms of the Wrap Plan.

Upon the Spin-off, the qualified and non-qualified retirement plan benefits for active QEP employees who participated in the Questar SERP (Transferred SERP Participants) were transferred to the Retirement Plan and SERP respectively. Their qualified benefits under the Retirement Plan were frozen as of June 30, 2010. All Retirement Plan benefits earned after June 30, 2010, for transferred SERP participants will be accrued in the SERP. Benefits in the SERP will be calculated as follows: the total retirement benefit based on the benefit formula under the Retirement Plan (including compensation in excess of the IRS limit and any deferred compensation), less the (frozen) benefit payable to the participant under the Retirement Plan.

2013 Pension Benefits

Name		Plan	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)[3]	Payments During Last Fiscal Year ($)
Charles B. Stanley	[1]	QEP Retirement Plan	8.5	[2]	388,166	—
		SERP	12.0		4,502,325	—
Richard J. Doleshek	[1]	QEP Retirement Plan	1.0	[2]	50,412	—
		SERP	5.0		1,300,583	—
Jay B. Neese	[1,4]	QEP Retirement Plan	32.0	[2]	1,496,532	—
		SERP	36.0		5,573,544	—
Jim E. Torgerson	[5]	QEP Retirement Plan	N/A		N/A	—
		SERP	N/A		N/A	—
Christopher K. Woosley	[5]	QEP Retirement Plan	N/A		N/A	—
		SERP	N/A		N/A	—

1.
The NEOs’ accrued retirement plan benefits as of June 30, 2010 are frozen. Instead of continued participation in the Retirement Plan, the NEOs accrue all future benefits after June 30, 2010, in our SERP.

2.	This number reflects years of service before participation in the Retirement Plan was frozen.

3.
The Present Value of Accumulated Benefit amounts provided in the table are based on the Retirement Plan benefits accrued through December 31, 2013, assuming that such benefits are paid in the same form as reflected in the accounting valuation. The benefits are assumed to commence at age 62, the earliest age at which a participant may retire under the plan without any benefit reduction due to age. All pre-retirement decrements such as pre-retirement mortality and terminations have been ignored for the purposes of these calculations. The interest rate used for discounting payments back to December 31, 2013, is 3.8%.

4.	Mr. Neese has a supplemental retirement benefit due to a change in Questar vacation policy in 1997. These benefits are frozen and include $6,923 for Mr. Neese.

5.	Messrs. Torgerson and Woosley are not participants in either the Retirement Plan or the SERP, as they joined the Company after the plan was closed to new participants.

SAVINGS PLANS

Employee Investment Plan
QEP offers its employees, including its NEOs, the opportunity to contribute a portion of their compensation up to annual IRS compensation limits to the 401(k) Plan. The Company provides matching contributions on 100% of an employee’s contributions up to 8% of eligible compensation for those employees not eligible to participate in the closed QEP Resources, Inc. Retirement Plan, and up to 6% for employees who are eligible for the Retirement Plan. The employee deferrals and employer contributions are invested, as directed by the participant, in mutual funds or QEP common stock.

Deferred Compensation Wrap Plan
QEP allows officers, along with certain other key employees, to defer the receipt of compensation under the Wrap Plan. Participants select their investments from a variety of investment options, including QEP phantom shares and an array of mutual funds. Gains and losses on the deferred amounts are tracked against participant-selected investments. The Wrap Plan includes both a deferred compensation program and a 401(k) supplemental program.

Deferred Compensation Program of the Deferred Compensation Wrap Plan
This program allows officers and certain key employees to defer taxable income and provide for future financial needs. Eligible employees may defer a portion of their base salaries and cash incentives for a maximum of 10 years after termination of employment. Amounts deferred under this program are matched by the Company at the same rate as in the 401(k) Plan.

401(k) Supplemental Program of the Deferred Compensation Wrap Plan
This program allows NEOs and certain key employees whose compensation exceeds the IRS limit on compensation that may be taken into account for qualified plan purposes ($255,000 in 2013) to defer up to 8% of their salaries in excess of the IRS limit for those employees who are not eligible for the closed Retirement Plan and up to 6% for those employees who are eligible for the Retirement Plan. The Company provides a matching contribution on this deferred amount as if that amount had been contributed to the 401(k) Plan.

2013 Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)[1,2]	Company Contributions in Last Fiscal Year ($) (c)[3]	Aggregate Earnings in Last Fiscal Year ($) (d)[4]	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)[5]
Charles B. Stanley	428,554	91,117	195,695	0	2,749,506
Richard J. Doleshek	314,078	50,485	77,936	0	768,155
Jay B. Neese	149,680	39,708	60,815	0	1,097,331
Jim E. Torgerson	525,326	43,259	194,809	0	1,137,045
Christopher K. Woosley	33,115	19,896	1,704	0	63,584

1.
The NEOs automatically participate in the QEP 401(k) Supplemental Program of the Wrap Plan when their compensation exceeds the IRS limit. For those who do not participate in our closed pension plan (Messrs. Torgerson and Woosley), 8% of qualified compensation in excess of the IRS limit is treated as if contributed to the 401(k) Plan and receives the applicable employer match provided for in the 401(k) Plan. For those who do participate in our closed pension plan, the contribution and match amount is 6%.

2.
In 2013, Messrs. Stanley, Neese, Torgerson, and Woosley each deferred compensation under the Deferred Compensation Program of the Wrap Plan. Amounts deferred receive the same applicable employer match as if contributed to the 401(k) Plan.

3.
Amounts contributed by the Company pursuant to the Wrap Plan are included in the All Other Compensation column (column (i)) of the Summary Compensation Table. Please see Footnote 5.a. to the Summary Compensation Table.

4.	Aggregate earnings are not included in the Summary Compensation Table because they do not consist of any above-market or preferential earnings.

5.
Amounts reported in the 2013 Proxy Statement as the Aggregate Balance at Last Fiscal Year-End in the Nonqualified Deferred Compensation Table were reported as of January 6, 2013, instead of as of December 31, 2012, and, therefore, the amounts in the Aggregate Balance at Last Fiscal Year-End column (column (f) above) cannot be derived by adding the amounts in columns (b), (c), (d) and (e) above to such prior period amounts. We do not believe the overstatement of the amounts as of December 31, 2012, was material.

Potential Payments Upon Termination or Change in Control

Change in Control: Executive Severance Plan
In 2012, the Compensation Committee modified the CIC Plan to remove the excise tax gross-up provision in that plan and to make certain other modifications. According to the new provisions in the CIC Plan, a participant receives certain severance benefits if the participant is terminated following consummation of a change in control and through the third anniversary thereafter, for any reason other than for cause, death or disability, or by the participant for good reason. The severance benefits include the following:

•
A cash severance payment equal to 3x (in the case of Messrs. Stanley and Doleshek) or 2x (in the case of the other NEOs) the sum of annual base salary and the average of the annual bonuses they actually received for the three fiscal years prior to the change in control;

•	A prorated award from the annual incentive program for the year of termination;

•	Accelerated vesting of PSUs granted under the CIP, paid out based on actual performance through the date of the change in control;

•
For Retirement Plan participants, a payment representing the difference between the net present value of the benefits under the QEP Retirement Plan and the SERP calculated at the time of their termination (retirement benefit), and the retirement benefit with two additional years of credited service; and

•
Continuation of medical and dental insurance coverage, basic and supplemental life insurance, and accidental death or dismemberment and disability coverage under current employee plans for two years at no cost to the executive.

In addition, the CIC Plan provides that equity incentive awards will vest in full immediately prior to a change in control.

Under the CIC Plan, a change in control is deemed to have occurred if:

(i)
Any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company; or

(ii)
The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of June 30, 2010, constitute the Company’s Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on June 30, 2010, or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)
The Company’s shareholders approve a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)
The Company’s shareholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by the shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. A change in control, however, shall not be considered to have occurred until all conditions precedent to the transaction, including but not limited to, all required regulatory approvals have been obtained.

Under the CIC Plan, “good reason” means any of the following events or conditions which occur without the participant’s written consent, and which remain in effect after notice has been provided by the participant to the Company of such event and the expiration of a 30-day cure period:

(i)	A material diminution in the participant’s annual base salary, target bonus under the AIP or long-term incentive award opportunity under the CIP or LTSIP;

(ii)	A material diminution in the participant’s authority, duties, or responsibility;

(iii)
A material diminution in the authority, duties, or responsibilities of the supervisor to whom the participant is required to report, including a requirement that a participant report to a corporate officer or employee instead of reporting directly to the Board;

(iv)	A material diminution in the budget over which the participant retains authority;

(v)	A material change in the geographic location at which the participant performs services; or

(vi)	Any other action or inaction that constitutes a material breach by an employer of the participant’s employment agreement (if any).

Expiration of Employment Contracts
At the time of the spin-off from Questar in June 2010, the Board entered into employment agreements with Messrs. Stanley and Doleshek to help ensure their retention through the transition and initial years as an independent public company. In June 2013 these employment agreements expired and were not renewed. Therefore, the Company no longer has any employment agreements in place.

Basic Severance Plan
In early 2014, the Compensation Committee approved the QEP Resources, Inc. Basic Executive Severance Compensation Plan (the Basic Severance Plan) which will provide benefits to participating executives upon a qualifying termination of employment. The plan expires on December 31, 2015. All of our NEOs except Messrs. Stanley and Neese (who retired on December 31, 2013) are participants in this new plan. The Compensation Committee believes that the Basic Severance Plan will enhance the Company’s ability to attract and retain executives whose leadership is critical to the Company’s business, by providing a participating executive with income protection in the event that the executive experiences a qualifying termination of employment during the term of the Basic Severance Plan.

Under the Basic Severance Plan, participants are entitled to receive certain severance benefits upon termination of employment by the Company other than for “cause” or due to the participant’s “disability”, or by the participant for “good reason” (each as defined in the Basic Severance Plan), subject to the participant’s execution and non-revocation of a release of claims in favor of the Company. The severance benefits include:

•
A cash severance payment equal to 2x (for Messrs. Doleshek and Torgerson) or 1x (for all other participants) the sum of the participant’s (i) annual base salary and (ii) target bonus opportunity, paid in a cash lump sum on the 60th day following the date of the participant’s termination of employment;

•	A cash bonus award for the year of termination, prorated and paid in the ordinary course based on actual performance for the year; and

•
Accelerated vesting of all outstanding LTI awards (including SOs and RS), with PSUs prorated and paid based on actual performance at the end of the applicable performance period, and stock options remaining exercisable until their original expiration date.

Under the Basic Severance Plan, “good reason” means any of the following events or conditions which occur without the participant’s written consent, and which remain in effect after notice has been provided by the participant to the Company of such event and the expiration of a 30-day cure period:

(i)	A material reduction in the participant’s base salary or target bonus opportunity, unless applied consistently on a percentage basis to all executive officers;

(ii)	A material diminution in the participant’s authority, duties or responsibility;

(iii)	A material reduction in the participant’s annual LTI award relative to the LTI award granted in February, 2013, unless applied consistently to similarly situated executive officers; and

(iv)	A relocation of the participant’s principal location of employment by 50 miles or more.

If a termination would entitle a participant to severance payments and benefits under both the CIC Plan and the Basic Severance Plan, severance pay and benefits will be provided only under the CIC Plan.

In addition, the Basic Severance Plan includes a perpetual confidentiality covenant and an employee non-solicitation covenant that applies during the participant’s employment and for 12 months thereafter (whether or not the participant receives severance benefits under the Basic Severance Plan). In the event that a change in control occurs after a qualifying termination of a participant’s employment and the participant could become subject to the excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, the participant may elect to receive the full amount of the participant’s severance benefits and be subject to the excise tax or to have the participant’s severance benefits reduced to the maximum amount permissible to avoid the excise tax (the “capped amount”), as determined by an accounting firm retained by the Company.

The Basic Severance Plan includes provisions requiring the Company to indemnify the participant for attorneys’ fees and costs in the event the participant brings a legal proceeding to enforce the participant’s rights under the Severance Plan, and for attorneys’ fees, costs and other expenses in connection with tax disputes with the IRS relating to the capped amount.

Payments Upon Termination
The following table sets forth the estimated payments due to NEOs under various termination scenarios. The table assumes the termination date occurred on December 31, 2013. A “qualifying termination” refers to a termination of the executive’s employment by QEP without cause or by the executive for good reason, in each case under the CIC Plan. The Basic Severance Plan described above was not effective on December 31, 2013.

Compensation Component	Termination for Cause or Resignation	Death or Disability	Termination Without Cause		Retirement		Qualifying Termination Within 3 Years After a Change in Control
Cash payments	Earned but unpaid base salary and paid time-off benefits	Earned but unpaid base salary and paid time-off benefits	Earned but unpaid base salary and paid time-off benefits		Earned but unpaid base salary and paid time-off benefits		2-3x base salary + 2-3x 3-year average annual incentive paid + earned but unpaid base salary and paid time-off benefits
Annual Incentive	Forfeit	Prorated award	Forfeit		Prorated award		Prorated Award
Equity Awards (Restricted Stock and Stock Options)	Forfeit unvested equity	Accelerated vesting of unvested equity	Forfeit unvested equity		Forfeit unvested equity		Accelerated vesting of all unvested awards
Performance Share Units	Forfeit	Prorated award	Forfeit		Prorated award		Accelerated vesting of all unvested awards
Welfare Benefits							2-3 years of continued benefits
Retirement Benefits							Additional 2 years of vesting and service

Mr. Stanley
Cash payments	$147,412	$147,412	$147,412		$147,412		$5,961,604
Annual Incentive	N/A	$825,000	N/A		$825,000		$825,000
Equity Awards	N/A	$3,405,294	N/A		N/A		$3,405,294
PSUs	N/A	$1,951,616	N/A		$1,951,616		$3,449,226
Welfare & Retirement Benefits	N/A	N/A	N/A		N/A		$891,203
Total	$147,412	$6,329,322	$147,412		$2,924,028		$14,532,327

Mr. Doleshek
Cash payments	$91,205	$91,205	$91,205		N/A	[2]	$3,760,490
Annual Incentive	N/A	$486,900	N/A		N/A	[2]	$486,900
Equity Awards	N/A	$1,774,526	N/A		N/A	[2]	$1,774,526
PSUs	N/A	$946,820	N/A		N/A	[2]	$1,676,055
Welfare & Retirement Benefits	N/A	N/A	N/A		N/A	[2]	$616,514
Total	$91,205	$3,299,451	$91,205	[1]	N/A	[2]	$8,314,485

Mr. Neese
Cash payments	N/A	N/A	N/A		$225,454	[3]	N/A
Annual Incentive	N/A	N/A	N/A		$391,000		N/A
Equity Awards	N/A	N/A	N/A		$1,251,853	[4]	N/A
PSUs	N/A	N/A	N/A		$790,757	[5]	N/A
Welfare & Retirement Benefits	N/A	N/A	N/A		N/A		N/A
Total	N/A	N/A	N/A		$2,659,064		N/A

Compensation Component	Termination for Cause or Resignation	Death or Disability	Termination without Cause		Retirement		Qualifying Termination Within 3 Years After a Change in Control

Mr. Torgerson
Cash payments	$86,854	$86,854	$86,854		N/A	[6]	$1,653,344
Annual Incentive	N/A	$403,750	N/A		N/A	[6]	$403,750
Equity Awards	N/A	$1,551,703	N/A		N/A	[6]	$1,551,703
PSUs	N/A	$536,104	N/A		N/A	[6]	$1,007,572
Welfare & Retirement Benefits	N/A	N/A	N/A		N/A	[6]	$33,596
Total	$86,854	$2,578,411	$86,854	[1]	N/A	[6]	$4,649,965

Mr. Woosley
Cash payments	$54,047	$54,047	$54,047		N/A	[6]	$899,040
Annual Incentive	N/A	$231,000	N/A		N/A	[6]	$231,000
Equity Awards	N/A	$445,698	N/A		N/A	[6]	$445,698
PSUs	N/A	$161,669	N/A		N/A	[6]	$352,751
Welfare & Retirement Benefits	N/A	N/A	N/A		N/A	[6]	$47,938
Total	$54,047	$892,414	$54,047	[1]	N/A	[6]	$1,976,427

1.
Messrs. Doleshek, Torgerson and Woosley became eligible for the new Basic Severance Plan in early 2014. Had the plan been in place on December 31, 2013, their total termination benefit would have been as follows: Mr. Doleshek: $5,264,046; Mr. Torgerson: $4,249,057; Mr. Woosley: $1,399,367.

2.	Mr. Doleshek is not yet eligible to retire.

3.	Mr. Neese received a cash transition award of $158,000.

4.	Upon Mr. Neese's retirement, the Compensation Committee accelerated the vesting of his unvested restricted stock and stock option awards.

5.
Amount represents the estimated payout as of December 31, 2013, of a prorated number of PSUs (prorated through the date of Mr. Neese's retirement), $396,795 of which will be payable in 2015 and $169,617 of which would be payable in 2016, based on QEP’s relative TSR in comparison to a peer group of companies during the three-year performance periods ending December 31, 2014 and December 31, 2015, respectively.

6.	Messrs. Torgerson and Woosley do not participate in the Retirement Plan, so their retirement would be treated as a resignation.

DIRECTOR COMPENSATION

Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on our Board. In setting director compensation, our Board considers the significant amount of time that directors spend in fulfilling their duties to our Company and our shareholders as well as the skill level required by our directors. The Compensation Committee is responsible for determining the type and amount of compensation for non-employee directors. The Compensation Committee directly retained the Consultant to assist in the annual review of director compensation by providing benchmark compensation data and recommendations for compensation program design. Employee directors are not separately compensated for their service on the Board.

Retainer and Meeting Fees
The table below describes the director compensation program for 2013.

Type of Fee	Amount
Annual director retainer	$70,000
Additional Audit Committee Chair retainer	$15,000
Additional Compensation Committee Chair retainer	$15,000
Additional Other Committee Chair retainer	$10,000
Additional Lead Director retainer	$25,000
Annual restricted stock grant under the LTSIP	$175,000

Director Deferred Compensation Plan
Non-employee directors are eligible to participate in the QEP Resources, Inc. Deferred Compensation Plan for Directors (the Director Deferred Compensation Plan), which allows non-employee directors to defer compensation paid to them (both cash compensation and equity compensation). Payments of phantom share balances upon a director’s cessation of board service are made in cash. Directors are credited with earnings and dividends on the phantom shares.

Director Compensation Table for 2013
Total director compensation earned by each non-employee director during 2013 follows:

Name	Fees Earned or Paid in Cash ($)[1]	Restricted Stock Awards ($)[1,2]	Option Awards ($)[3]	Total ($)
Phillips S. Baker, Jr.[4]	77,500	175,000	0	252,500
Julie A. Dill[5]	46,667	116,667	0	163,334
L. Richard Flury[4]	77,500	175,000	0	252,500
Robert E. McKee III[4]	77,500	175,000	0	252,500
Keith O. Rattie	70,000	175,000	0	245,000
M. W. Scoggins[6]	105,000	175,000	0	280,000
David A. Trice[4]	77,500	175,000	0	252,500

1.	Some directors deferred these amounts under the Director Deferred Compensation Plan.

2.
The dollar amount indicated for each of these restricted stock awards is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in determining the grant date fair value of these awards are described in Note 10 to Consolidated Financial Statements included in Item 8 of Part II of the 2013 Form 10-K (2013 Form 10-K). On February 13, 2013, all non-employee directors of QEP as of such date (i.e., all non-employee directors other than Ms. Dill) received a grant of QEP restricted stock or deferred such grant and received phantom shares. Directors had the following aggregate stock awards or phantom shares outstanding as of December 31, 2013:

Name	Number of Restricted Shares/Restricted Stock Units	Number of Phantom Shares
Phillips S. Baker, Jr.	0	16,036
Julie A. Dill	0	4,078
L. Richard Flury	0	51,761
Robert E. McKee III	0	66,710
Keith O. Rattie	34,421*	11,522
M. W. Scoggins	0	65,322
David A. Trice	0	14,342

*	These restricted stock units were also issued under the LTSIP

3.	Directors had the following aggregate options outstanding at December 31, 2013:

Name	Number of Vested Option Shares*
Phillips S. Baker, Jr.	0
Julie A. Dill	0
L. Richard Flury	0
Robert E. McKee III	0
Keith O. Rattie	382,174
M. W. Scoggins	0
David A. Trice	0

*	All non-employee directors’ options are vested.

4.
Messrs. Baker and McKee each served as our Audit Committee Chair for one half of 2013 and Messrs. Flury and Trice each served as our Compensation Committee Chair for one half of 2013; therefore, each received a prorated committee chair retainer of $7,500 in addition to their annual board retainer of $70,000.

5.	Ms. Dill was elected to the board on May 24, 2013, and received a prorated annual board retainer and prorated stock award.

6.
Dr. Scoggins received a retainer of $25,000 for serving as our Lead Director and a retainer of $10,000 for serving as our Governance Committee Chair, in addition to his annual board retainer of $70,000.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2013, we have an equity incentive compensation plan under which shares of our common stock are authorized for issuance to directors, officers, employees, and consultants. All outstanding awards relate to our common stock.

	Number of Shares of Common Stock to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders	2,497,267	$27.12	11,974,152
Equity compensation plans not approved by shareholders	—	—	—
Total	2,497,267	$27.12	11,974,152

ITEM NO. 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION PROGRAM

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are seeking a non-binding advisory vote from shareholders to approve the compensation awarded to our NEOs as described in the Compensation Discussion and Analysis section. Currently, we seek the advisory vote of our shareholders to approve the compensation of our NEOs annually, and expect that the next advisory vote will be held at the Annual Meeting in 2015.

The Company has adopted comprehensive executive compensation programs. This proxy statement discloses material information regarding the compensation of the Company’s NEOs, so that shareholders can evaluate the Company’s approach to compensating its executives. The Company and the Compensation Committee of the Board of Directors continually monitor executive compensation programs and adopt changes to reflect the dynamic marketplace in which the Company competes for talent, as well as general economic, regulatory and legislative developments affecting executive compensation and to be responsive to the concerns of our shareholders. Please refer to the section entitled Compensation Discussion and Analysis of this proxy statement for a detailed discussion of the Company’s executive compensation practices and philosophy.

You have the opportunity to vote “for,” “against” or “abstain” from voting on the following resolution relating to executive compensation:

RESOLVED, that the shareholders of QEP Resources, Inc. common stock approve the compensation of the Company’s executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the Compensation Tables sections and related material disclosed in the proxy statement.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules. The vote is advisory, which means that it is not binding on the Company, our Board or the Compensation Committee. To the extent there is any significant vote against our NEO compensation as disclosed in this proxy statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.
This proposal will be approved on an advisory basis if it receives the affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy. As noted earlier in this proxy statement, broker non-votes will not affect the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal.

The Board of Directors recommends that you vote FOR this proposal.

ITEM NO. 3 – RATIFICATION OF OUR INDEPENDENT AUDITOR

The Audit Committee approved the engagement of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2014. PwC served as our independent registered public accounting firm for the years ended December 31, 2012 and 2013. We are asking shareholders to ratify the selection of PwC. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC for ratification, because we value shareholder views on the Company’s independent registered public accounting firm. In the event that shareholders fail to ratify the selection, our Audit Committee will consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our Company and shareholders.

Representatives of PwC will be present at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

Audit Fees
Aggregate fees for professional services rendered for the Company by PwC, the Company’s current independent public accounting firm, for the years ended December 31, 2012 and 2013 were:

	2012	2013
Audit Fees[1]	$979,127	$817,637
Audit-related Fees[2]	$—	$945,691
Tax Fees[3]	$—	$39,840
All Other Fees[4]	$—	$20,965
Total	$979,127	$1,824,133

1.
Audit fees are for the audit of the Company's consolidated financial statements included in the Form 10-K, including the audit of the effectiveness of the Company's internal controls over financial reporting and the reviews of the Company's financial statements included in the Form 10-Q. PwC also served as the independent auditor of QEPM which completed an IPO in August 2013. QEPM audit fees for the annual consolidated financial statements post-formation for 2013 of $492,467, are not included in the table above.

2.	Audit-related fees are for the audits of QEPM Predecessor 2011 and 2012 financial statements as well as reviews in connection with the QEPM IPO in August 2013.

3.	Tax fees relate to tax planning.

4.	All other fees relate to consultation and licenses for accounting research software.

The Audit Committee has concluded that the provisions of the tax services and other fees are compatible with maintaining PwC's independence.

Pre-Approval Policy
The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by its independent accounting firm. These procedures include reviewing fee estimates for audit services and permitted recurring non-audit services, and authorizing the Company to execute letter agreements setting forth such fees. Audit Committee approval is required for any services to be performed by the independent accounting firm that are not specified in the letter agreements. We have delegated approval authority to the chairman of the Audit Committee, but any exercises of such authority are reported to the Audit Committee at the next meeting. All fees paid to PwC for the years ended December 31, 2012 and 2013 were pre-approved by the Audit Committee in accordance with this policy.

The Board of Directors recommends that you vote FOR the ratification of the selection of PwC as our independent auditor.

ITEM NO. 4 – SHAREHOLDER PROPOSAL REQUESTING BOARD DECLASSIFICATION

The Illinois State Board of Investment, owner of 23,171 shares of Company stock, advised the Company that a representative will present the following proposal at the Annual Meeting for action by shareholders.

RESOLVED, that shareholders of QEP Resources, Inc. urge the Board of Directors to take all necessary steps (other than steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2015 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2015 from completing the term for which such director was elected.

Supporting Statement
This resolution was submitted by the Illinois State Board of Investment. The Shareholder Rights Project served as the proponent's representative and advisor in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

A management proposal to amend the company’s certificate of incorporation to implement annual elections put forward by the company in 2013 received 98.47% of the votes cast. However, 21.26% of the outstanding shares did not vote and the proposal did not reach the high supermajority requirement of 80% of outstanding shares. If a management declassification proposal were brought to a vote at a future annual meeting with a higher shareholder turnout, the proposal could pass.

According to data from FactSet Research Systems, during the period January 1, 2012 to June 30, 2013:

•	More than 90 S&P 500 companies brought management proposals to declassify their boards to a vote at annual meetings;

•	More than 50 precatory declassification proposals passed at annual meetings of S&P 500 companies;

•	The average percentage of votes cast in favor of shareholder proposals to declassify the boards of
S&P 500 companies exceeded 75%.

•	The significant shareholder support for declassification proposals is consistent with empirical studies reporting that:

◦	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by
Faleye (2007) and Frakes (2007));

◦	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk,
Coates, and Subramanian, 2002);

◦	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

◦	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition and that classified boards are associated with lower firm valuation.
Please vote for this proposal to make directors more accountable to shareholders.

Statement by the Board of Directors
QEP’s Board of Directors is committed to maintaining strong governance practices and recognizes the growing sentiment of shareholders and institutional investor groups for annual election of directors. Following majority shareholder support for a non-binding shareholder declassification proposal in 2012, the Board responded at the 2013 Annual Meeting by proposing and supporting an amendment to Article V of the Certificate of Incorporation to provide for elimination of the classified structure of the Board. The proposal received 78% support from shareholders of record. This level of support was insufficient to approve the amendment to QEP's Certificate of Incorporation, and the board remained classified.

Consistent with previous actions, the Board of Directors is supporting this shareholder proposal to declassify. If this proposal receives the favorable vote of a majority of the shares voted, the Company expects to re-propose an amendment to the Certificate of Incorporation at its Annual Shareholders' Meeting in 2015 that would, if approved, eliminate director classes and provide for the annual election of directors after completion of their current terms.
Vote Needed for Passage of Proposal
This proposal will be approved if it receives the affirmative vote of the majority of the shares of our common stock present in person or by proxy at the Annual Meeting entitled to vote on the matter. If shareholders return a validly executed proxy solicited by the Board of Directors, the shares represented by the proxy will be voted on this proposal in the manner specified by the shareholder. As noted earlier, abstentions will be included in the vote totals, and, therefore, an abstention has the same effect as a negative vote. If shareholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares will not be voted, will not be included in the vote totals and accordingly will not have any effect on whether or not the proposal is approved.
Shareholder approval of this proposal would not, by itself, eliminate the classified board. In order to eliminate the classified board, the Board of Directors would need to approve an amendment to QEP’s Certificate of Incorporation and submit it to shareholders for approval. QEP’s Certificate of Incorporation requires a supermajority vote of 80% of the issued and outstanding capital stock to approve such an amendment for it to become effective.
The Board of Directors recommends that you vote FOR this proposal.

OTHER MATTERS

Annual Report and 2013 Form 10-K
Upon request, we will promptly send a copy of the Annual Report, 2013 Form 10-K (excluding exhibits) and proxy statement to any interested party. Contact Abigail L. Jones, Corporate Secretary, at 1050 17th Street, Suite 500, Denver, Colorado 80265 (303) 640-4277 to make a request.

Shareholder Nominations and Proposals
To be considered for presentation at our 2015 Annual Meeting of Shareholders and included in the proxy statement pursuant to Rule 14a-8 of the Exchange Act, as amended, a shareholder proposal must be received at the Company’s office no later than December 4, 2014.

Pursuant to the Company’s Bylaws, business must be properly brought before an annual meeting to be considered by shareholders. The Bylaws specify the procedure for shareholders to follow to bring business before an annual meeting. A shareholder who wants to nominate a person for election as a director or who wants to submit a proposal at the annual meeting without having it considered through the Company’s proxy materials must deliver a written notice and additional information specified in our Bylaws by certified mail, to our Corporate Secretary. Such notice must be received at least 90 days and not more than 120 days prior to the anniversary date of the prior year’s annual meeting. Accordingly, with respect to the 2015 Annual Meeting, such notice must be received no earlier than January 13, 2015, and no later than February 12, 2015.
Any proposal (other than a proposal made pursuant to Rule 14a-8) that is received after the time specified above for proposed items of business will be considered untimely under Rule 14a-4(c). The persons named in the proxy will have discretionary authority to vote all proxies with respect to any untimely proposals. A copy of our Bylaws specifying the requirements will be furnished to any interested party without charge upon written request to our Corporate Secretary.

Forward-Looking Statements
This proxy statement may include forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). The forward-looking statements include statements regarding compliance with Section 162(m) of the Code, the materiality of certain adjustments to prior period amounts in the Summary Compensation Table, and the materiality of the overstatement of the 2012 year-end non-qualified deferred compensation balances. These statements are based on our current expectations and involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements, including changes in governmental regulations and interpretations thereunder and other risks identified in the Risk Factors section of our 2013 Form 10-K. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the Risk Factors section in our 2013 Form 10-K, and in our quarterly reports on Form 10-Q and current reports on Form 8-K.

Delivery of Proxy Statement
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies. A number of brokers with account holders who are QEP shareholders will be householding our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once you have received notice that your broker will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you would prefer to receive a separate copy of the proxy materials or if you are receiving multiple copies and would like to receive a single copy, please notify your broker or direct your request as follows: Abigail L. Jones, 1050 17th Street, Suite 500, Denver, Colorado 80265, (303)672-6900 . We will promptly deliver a separate copy to you upon request.

By Order of the Board of Directors

Abigail L. Jones
Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M68461-P50187

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

QEP RESOURCES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees for 3 year terms:

01) Robert F. Heinemann
02) Robert E. McKee
03) David A. Trice

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. To approve, by non-binding advisory vote, the Company's executive compensation program.	☐	☐	☐
3. To ratify the appointment of PricewaterhouseCoopers LLP for fiscal year 2014.	☐	☐	☐
4. To approve a non-binding shareholder proposal regarding declassification of the Board.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M68462-P50187

PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
QEP RESOURCES, INC.

The undersigned hereby appoints Charles B. Stanley and M.W. Scoggins, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of QEP Resources, Inc. common stock which the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 13, 2014, or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY.

Continued and to be signed on reverse side